Exhibit 10.1

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

DATED AS OF May 6, 2025

by and among

FLYEXCLUSIVE, INC.,

FLYX MERGER SUB, INC.,

JET.AI INC.

and

JET.AI SPINCO, INC.

TABLE OF CONTENTS

Article I - DEFINITIONS

1.1 Definitions

1.2 Interpretation

Article II - THE MERGER

2.1 The Merger

2.2 Closing

2.3 Closing Deliverables; Effective Time

2.4 Certificate of Incorporation and Bylaws of the Surviving Corporation; Directors and Officers of the Surviving Corporation

2.5 Plan of Reorganization

Article III - CONVERSION OF SHARES

3.1 Effect on Capital Stock

3.2 Surrender and Payment

3.3 Net Cash Adjustment; Forfeiture of Restricted Shares

3.4 Appraisal Rights

Article IV - REPRESENTATIONS AND WARRANTIES OF THE COMPANY RELATING TO THE COMPANY

4.1 Organization of the Company

4.2 Due Authorization

4.3 Governmental Consents

4.4 No Conflict

4.5 Litigation and Proceedings

4.6 Brokers’ Fees

4.7 Sufficiency of the SpinCo Assets

4.8 Internal Controls

4.9 Tax Matters

Article V - REPRESENTATIONS AND WARRANTIES OF THE COMPANY RELATING TO SPINCO

5.1 Organization of SpinCo

5.2 Due Authorization

5.3 Capitalization of SpinCo

5.4 Subsidiaries

5.5 Governmental Consents

5.6 No Conflict

5.7 Sufficiency of the SpinCo Assets

5.8 Net Cash; No SEC Filing Requirements

5.9 No Undisclosed Liabilities

5.10 Litigation and Proceedings

5.11 Real Property

5.12 Tax Matters

5.13 Absence of Changes

5.14 Material Contracts

5.15 Compliance with Law; Permits

5.16 Intellectual Property

5.17 Environmental Matters

5.18 Affiliate Matters

5.19 Brokers’ Fees

5.20 Proxy Statement; Registration Statements

5.21 Board and Shareholder Approval

5.22 Parent Capital Stock

5.23 Compliance with Aviation Laws

5.24 Data Privacy

5.25 Anti-Bribery, Anti-Corruption and Anti-Money Laundering

5.26 Sanctions, Import, and Export Controls

5.27 No Other Representations and Warranties

Article VI - REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

6.1 Organization of Parent and Merger Sub

6.2 Due Authorization

6.3 Capital Stock and Other Matters

6.4 Governmental Consents

6.5 No Conflict

6.6 Litigation and Proceedings

6.7 Brokers’ Fees

6.8 SEC Filings

6.9 No Other Representations and Warranties

Article VII - COVENANTS

7.1 Conduct of Business by Parent and Merger Sub Pending the Merger

7.2 Conduct of SpinCo Business Pending the Merger

7.3 Tax Matters

7.4 Preparation of the Registration Statement

7.5 Company Shareholders Meeting

7.6 Reasonable Best Efforts

7.7 Access to Information

7.8 Public Announcements

7.9 Defense of Litigation

7.10 No Solicitation

7.11 Section 16 Matters

7.12 Control of Other Party’s Business

7.13 SpinCo Share Issuance

7.14 Transaction Documents

7.15 NYSE American Listing

7.16 Takeover Statutes

7.17 Obligations of Merger Sub and SpinCo

7.18 Further Assurances

7.19 Financial Statements

7.20 D&O Indemnification and Insurance

7.21 Contribution of Surviving Corporation to LGM Enterprises

7.22 Company Financing

Article VIII - CONDITIONS TO THE MERGER

8.1 Conditions to the Obligations of SpinCo, the Company, Parent and Merger Sub to Effect the Merger

8.2 Additional Conditions to the Obligations of the Company and SpinCo

8.3 Additional Conditions to the Obligations of Parent and Merger Sub

Article IX - INDEMNIFICATION

9.1 Survival of Representations, Warranties and Covenants

9.2 Indemnification by Company

9.3 Claims for Indemnification

9.4 Limitations on Indemnification

9.5 Materiality

Article X - TERMINATION

10.1 Termination

10.2 Effect of Termination

10.3 Termination Fee

10.4 Fees and Expenses

Article XI - MISCELLANEOUS

11.1 Governing Law; Jurisdiction

11.2 Notices

11.3 Headings

11.4 Entire Agreement

11.5 Amendments and Waivers

11.6 Assignment; Parties in Interest; Non-Parties

11.7 Specific Performance

11.8 WAIVER OF JURY TRIAL

11.9 Severability

11.10 Counterparts

11.11 Disclosure Schedules

EXHIBITS

Exhibit A Separation and Distribution Agreement

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of May 6, 2025, is entered into by and among flyExclusive, Inc., a Delaware corporation (“Parent”), FlyX Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), Jet.AI Inc., a Delaware corporation (the “Company”), and Jet.AI SpinCo, Inc., a Delaware corporation and, as of the date of this Agreement, wholly owned Subsidiary of the Company (“SpinCo”). Each of the foregoing parties is referred to herein as a “Party” and collectively as the “Parties.” This Agreement amends, restates, replaces and supersedes in its entirety that certain Agreement and Plan of Merger and Reorganization by and among the Parties, dated February 13, 2025. Terms with initial capitalized letters used herein (including in the immediately preceding sentence) and not otherwise defined herein have the meanings set forth in Section 1.1 hereof.

RECITALS

A.
As of the date of this Agreement, SpinCo is a wholly owned, direct Subsidiary of the Company.
B.
Contemporaneously with the execution of this Agreement, the Company, SpinCo and Parent are entering into the Separation and Distribution Agreement, pursuant to which the Company will transfer the SpinCo Business to SpinCo (the “Separation”).
C.
Upon the terms and subject to the conditions set forth in the Separation and Distribution Agreement the Company will distribute all of the shares of SpinCo Common Stock to the Company stockholders without consideration on a pro rata basis as set forth in the Separation and Distribution Agreement (the “Distribution”). As of the Distribution Date, SpinCo will be the sole owner and operator of the SpinCo Business.
D.
Contingent on the completion of the Distribution, the Parties to this Agreement intend to effect a merger of Merger Sub, a wholly owned subsidiary of Parent, with and into the SpinCo (the “Merger”) in accordance with this Agreement and the Delaware General Corporation Law, as amended (the “DGCL”). Upon consummation of the Merger, Merger Sub will cease to exist, and SpinCo will continue as the surviving corporation and as a wholly owned subsidiary of Parent.
E.
Promptly following the consummation of the Merger, Parent intends to cause the Surviving Corporation to convert to a limited liability company. At least one day following the conversion of the Surviving Corporation to a limited liability company, Parent intends to contribute all of the equity of the Surviving Corporation to LGM Enterprises, LLC in exchange for the issuance of a number of Common Units of LGM Enterprises, LLC (as defined in the Amended and Restated Operating Agreement of LGM Enterprises, LLC, dated December 27, 2023 (the “LGM Operating Agreement”)) equal to the Merger Consideration Shares such that the number of Common Units of LGM Enterprises, LLC held by Parent shall maintain a one-to-one ratio to the number of shares of issued and outstanding Parent Common Stock pursuant to Section 4.12 of the LGM Operating Agreement.
F.
Concurrently with the execution and delivery of this Agreements, and as a condition and inducement to Parent’s willingness to enter into this Agreement, the Persons identified on Section 5.3(c) of the SpinCo Disclosure Schedule (the “Specified Stockholders”) are executing and delivering to Parent that certain Stockholder Support Agreement, dated as of even date herewith (the “Stockholder Support Agreements”), by and among the Specified Stockholders, Parent and Merger Sub.
G.
The board of directors of the Company (the “Company Board”) has unanimously: (a) determined that this Agreement and the transactions contemplated hereby, including the Distribution and the Merger, upon the terms and subject to the conditions set forth in the Separation and Distribution Agreement and herein, are fair to, and in the best interests of, the Company and the Company’s stockholders; (b) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Separation and Distribution and the Merger, upon the terms and subject to the conditions set forth in the Separation and Distribution Agreement and herein; (c) directed that the Separation and Distribution Agreement and this Agreement be submitted to a vote of the Company’s stockholders for adoption; and (d) resolved to recommend that Company stockholders vote in favor of adoption of this Agreement in accordance with the DGCL.
H.
The respective boards of directors of Parent and Merger Sub have each unanimously: (a) determined that it is in the best interests of Parent or Merger Sub, as applicable, and their respective stockholders, and declared it advisable, to enter into this Agreement; and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, in each case, in accordance with the DGCL.
I.
The Parties desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe certain terms and conditions to the Merger.

AGREEMENT

Therefore, the Parties agree as follows:

Article I

DEFINITIONS

1.1
Definitions. Unless otherwise provided herein, terms with initial capital letters used in this Agreement will have the meanings ascribed to such terms as set forth in in Annex A attached hereto, which is incorporated herein and made a part hereof.
1.2
Interpretation.
(a)
Unless the context of this Agreement otherwise requires:
(i)
(a) words of any gender include each other gender and neuter form; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) derivative forms of defined terms will have correlative meanings; (d) the terms “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and derivative or similar words refer to this entire Agreement; (e) the terms “Article,” “Section,” “Annex,” “Exhibit,” “Schedule,” and “Disclosure Schedule” refer to the specified Article, Section, Annex, Exhibit, Schedule or Disclosure Schedule of this Agreement and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the Section or subsection in which the reference occurs; (f) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; and (g) the word “or” shall be disjunctive but not exclusive;
(ii)
any Law defined or referred to in this Agreement or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws and the related regulations thereunder and published interpretations thereof, and references to any Contract or instrument are to that Contract or instrument as from time to time amended, modified or supplemented; provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any Law shall be deemed to refer to such Law, as amended, and the related regulations thereunder and published interpretations thereof, in each case, as of such date or dates.
(iii)
references to any federal, state, local, or foreign statute or Law shall include all regulations promulgated thereunder; and
(iv)
references to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.
(b)
The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. The Parties acknowledge that each Party and its attorney have reviewed and participated in the drafting of this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.
(c)
Nothing herein (including the SpinCo Disclosure Schedule, Company Disclosure Schedule and the Parent Disclosure Schedule) shall be deemed an admission by any Party or any of its Affiliates, in any Action, that such Party or any such Affiliate, or any third party, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract or any Law.
(d)
Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.
(e)
When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.
(f)
The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”
(g)
The term “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.
(h)
All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP, unless the context otherwise requires.
(i)
All monetary figures shall be in United States dollars unless otherwise specified.
(j)
No reference in this Agreement to dollar amount thresholds shall be deemed to be evidence of a SpinCo Material Adverse Effect, Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, or materiality.
(k)
The phrases “furnished,” “provided,” “delivered” or “made available” when used with respect to information or documents means that such information or documents have been (i) physically or electronically delivered to the relevant Party (and includes such information or documents that have been furnished to its Representatives acting on its behalf or posted to the SpinCo Datasite) or (ii) are otherwise Parent SEC Reports or Company SEC Reports and made publicly available on the SEC’s EDGAR website by Parent or the Company, as applicable, in each case, not later than forty-eight hours prior to the execution of this Agreement.
Article II

THE MERGER

2.1
The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement, Merger Sub shall be merged with and into SpinCo in accordance with the applicable provisions of the DGCL, the separate existence of Merger Sub shall cease and SpinCo shall continue as the surviving corporation of the Merger (sometimes referred to herein as the “Surviving Corporation”) and shall succeed to and assume all the rights, powers and privileges and be subject to all of the obligations of Merger Sub in accordance with the DGCL. As a result of the Merger, SpinCo shall become a direct, wholly owned Subsidiary of Parent. References herein to “SpinCo” with respect to the period from and after the Effective Time shall be deemed to be references to the Surviving Corporation. At the Effective Time, the effects of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.
2.2
Closing. Unless the Transactions have been abandoned and this Agreement terminated pursuant to Section 10.1, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, on the third Business Day after the conditions set forth in Article VIII (other than those, including the Distribution, that are to be satisfied at or immediately prior to the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing) have been satisfied or, to the extent permitted by applicable Law, waived, by electronic exchange of documents and signatures, unless another date, time or place is agreed to in writing by the Company and Parent. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”
2.3
Closing Deliverables; Effective Time.
(a)
At the Closing, the Company or SpinCo, as applicable, will deliver or cause to be delivered:
(i)
to Parent, a certificate signed by an authorized officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such authorized officer, the conditions specified in Section 8.3(a), (b), (c), and (e) have been satisfied;
(ii)
to Parent, a certificate on behalf of SpinCo, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), 1.897-2(h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the IRS prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for Parent to deliver such documentation to the IRS on behalf of SpinCo after the Closing;
(iii)
to Parent, copies of resolutions and actions taken by the Company’s and SpinCo’s board of directors and stockholders in connection with the approval of this Agreement and the Transactions;
(iv)
to Parent, all other documents, instruments or certificates required to be delivered by the Company at or prior to the Closing pursuant to Section 8.3; and
(v)
each of the consents set forth on Section 2.3(a)(v) of the Company Disclosure Schedule.
(b)
At the Closing, Parent will deliver or cause to be delivered:
(i)
to the Exchange Agent, the shares of Parent Common Stock to be paid in respect of shares of SpinCo Common Stock in accordance with Section 3.1(a), for further distribution to such holders pursuant to Section 3.2;

(ii)
to the Company and SpinCo, a certificate signed by an authorized officer of Parent, dated the Closing Date, certifying that, to the knowledge and belief of such authorized officer, the conditions specified in Section 8.2(a), (b) and (d) have been satisfied;
(iii)
to the Company and SpinCo, copies of resolutions and actions taken by Parent’s and Merger Sub’s board of directors and Merger Sub’s stockholder in connection with the approval of this Agreement and the Transactions; and
(iv)
to the Company and Spinco, all other documents, instruments or certificates required to be delivered by Parent at or prior to the Closing pursuant to Section 8.2.
(c)
At least three (3), but no more than ten (10), Business Days prior to the Closing, the Company and SpinCo will prepare and deliver to Parent a statement (the “Estimated Net Cash Statement”) that contains an estimated balance sheet of SpinCo as of 11:59 p.m. Eastern Time on the Closing Date (the “Measurement Time”) and that sets forth in reasonable detail and accompanied by reasonably detailed backup documentation the Company’s and SpinCo’s good-faith estimate of Net Cash as of the Measurement Time (“Estimated Net Cash”). The Estimated Net Cash Statement and the components thereof will be prepared from the Company’s and SpinCo’s books and records and calculated in accordance with the terms of this Agreement. The Company and SpinCo shall provide Parent and its Representatives with reasonable access to such books and records as may be reasonably requested by Parent to review and verify the information contained in the Estimated Net Cash Statement. The Parent and its Representatives shall be entitled to comment on the Estimated net Cash Statement and the Company will make any comments or suggested modifications to the Estimated Net Cash Statement suggested by the Parent or its Representatives. Notwithstanding any input Parent may have with respect to the amounts reflected in such Estimated Net Cash Statement, no position, comment or agreement made or taken by Parent with respect thereto shall preclude or prevent or otherwise limit Parent from taking any other position or making any other argument or pursuing any right or remedy with respect to the Closing Net Cash Statement or any other representation, warranty, covenant, agreement or obligation set forth herein.
(d)
On the Closing Date and following the Effective Time, Parent shall pay or cause to be paid by wire transfer of immediately available funds, all unpaid SpinCo Transaction Expenses as set forth on a written statement to be delivered to Parent not less than two (2) Business Days prior to the Closing Date (“Unpaid Transaction Expenses”), which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing. Notwithstanding anything in this Agreement to the contrary, Parent may use all or any portion of the Cash of SpinCo at the Closing to pay any portion of the Unpaid Transaction Expenses.
(e)
On the Closing Date, SpinCo and Merger Sub shall file a certificate of merger relating to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at the time the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or such later time as Parent and SpinCo may agree and specify in the Certificate of Merger (such time as the Merger becomes effective being the “Effective Time”).
2.4
Certificate of Incorporation and Bylaws of the Surviving Corporation; Directors and Officers of the Surviving Corporation.
(a)
At the Effective Time, the Certificate of Incorporation of the Surviving Corporation will be amended in its entirety to read as set forth in the Certificate of Merger until thereafter amended as provided therein or by applicable Law.

(b)
At the Effective Time, the bylaws of the Surviving Corporation will be amended in their entirety to read as the bylaws of Merger Sub, until thereafter amended as provided by applicable Law, the Certificate of Incorporation of the Surviving Corporation and such bylaws.
(c)
From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, (i) the directors of Merger Sub as of immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Sub as of immediately prior to the Effective Time shall be the officers of the Surviving Corporation.
2.5
Plan of Reorganization. The Parties hereby adopt this Agreement as a “plan of reorganization” withing the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.
Article III

CONVERSION OF SHARES

3.1
Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any party to this Agreement or any holder of the capital stock of the Company, SpinCo, Merger Sub or Parent:
(a)
SpinCo Common Stock and Merger Sub Common Stock.
(i)
Each share of SpinCo Common Stock issued and outstanding as of immediately prior to the Effective Time (other than shares canceled in accordance with Section 3.1(a)(ii)) shall be cancelled and extinguished and automatically converted into the right to receive (i) a number of fully paid and non-assessable shares of Parent Common Stock equal to the Closing Date Exchange Ratio, (the “Closing Date Per Share Merger Consideration”) and (ii) a number of fully paid and non-assessable shares of Parent Common Stock equal to the Reserve Exchange Ratio (the “Reserve Per Share Merger Consideration” and together, with the Closing Date Per Share Merger Consideration, the “Per Share Merger Consideration”), with cash paid in lieu of fractional shares of Parent Common Stock in accordance with Section 3.2(h), and subject to adjustment in accordance with Section 3.1(a)(iv) and the purchase price adjustment provisions set forth in Section 3.3.
(ii)
Each share of SpinCo Common Stock held by SpinCo as treasury stock or by Parent or Merger Sub, in each case, as of immediately prior to the Effective Time shall be canceled automatically and shall cease to exist, and no stock or other consideration shall be issued or delivered in exchange therefor or in respect thereof.
(iii)
Each share of SpinCo Common Stock issued and outstanding as of immediately prior to the Effective Time, when converted in accordance with this Section 3.1, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of such shares shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration as provided in Section 3.1(a)(i) and any dividends or distributions and other amounts payable in accordance with Section 3.2(g).
(iv)
The Closing Date Exchange Ratio and the Reserve Exchange Ratio shall be adjusted to the extent appropriate to reflect the effect of any stock split, split-up, reverse stock split, stock dividend or distribution of Parent Common Stock, or securities convertible into any such securities, reorganization, recapitalization, reclassification or other like change (any such change, an “Equity Adjustment”) with respect to Parent Common Stock having a record date occurring on or after the date of this Agreement and prior to the Effective Time; provided, that nothing in this Section 3.1(a)(iv) shall be construed to permit Parent to take or to permit any of its Subsidiaries to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(v)
At the Effective Time, all of the shares of common stock, par value $0.0001 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be automatically converted into one fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.
(b)
Parent Securities. Each share of Parent Common Stock that is issued and outstanding immediately prior to and at the Effective Time shall remain outstanding immediately following the Effective Time.
3.2
Surrender and Payment.
(a)
Pursuant to Section 3.2 of the Separation and Distribution Agreement, the Exchange Agent shall hold, for the account of the relevant SpinCo stockholders, book-entry shares representing all of the outstanding shares of SpinCo Common Stock distributed in the Distribution.
(b)
Prior to the Effective Time, Parent shall enter into an exchange agreement in customary form (the “Exchange Agent Agreement”) with the transfer agent of Parent to act as agent (the “Exchange Agent”) for the payment of the Merger Consideration Shares. Substantially concurrently with the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the SpinCo Holders, for exchange in accordance with this Section 3.2(b) promptly after the Effective Time, book-entry shares representing the Closing Date Merger Consideration Shares issuable to the SpinCo Holders pursuant to Section 3.1(a)(i) (such book-entry shares of Parent Stock, together with any cash received by the Exchange Agent in respect of dividends or distributions with respect thereto pursuant to Section 3.2(g), as applicable, the “Exchange Fund”). Following the Effective Time, the Exchange Agent shall deliver, pursuant to instructions from Parent (the “Parent Instructions”), the Closing Date Merger Consideration Shares to be issued pursuant to this Article III out of the Exchange Fund. The Exchange Fund shall not be used for any purpose other than as specified in this Section 3.2(b). The Parent Instructions will also instruct the Exchange Agent to establish a contra-CUSIP for each SpinCo Holder to facilitate the issuance of the Reserve Shares, if any, pursuant to Section 3.3.
(c)
As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to deliver to each SpinCo Holder, from the Exchange Fund, the shares of Parent Common Stock issuable in respect of such shares of SpinCo Common Stock pursuant to the Merger (other than the Reserve Shares). Each SpinCo Holder shall be entitled to receive in respect of such shares of SpinCo Common Stock held by such Person a book-entry authorization representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to Section 3.1(a)(i) (and any dividends or distributions and other amounts pursuant to Section 3.2(g)).
(d)
Each SpinCo Holder shall be entitled to receive, in respect of the SpinCo Common Stock, the (i) Closing Date Per Share Merger Consideration and (ii) Reserve Per Share Merger Consideration that becomes issuable, if any, upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request). Until so transferred each such share of SpinCo Common Stock shall represent after the Effective Time for all purposes only the right to receive the Per Share Merger Consideration payable in respect thereof. Upon payment of the Per Share Merger Consideration pursuant to the provisions of this Section 3.2, each share of SpinCo Common Stock so transferred shall immediately be cancelled. At the Effective Time, Parent will reserve, out of its authorized capital stock, a number of shares of Parent Common Stock equal to the Reserve Shares, which such Reserve Shares will be issued, if any, pursuant to the terms of Section 3.3.
(e)
[Reserved.]
(f)
Distributions After the Effective Time. Subject to the following sentence, no dividends or other distributions declared after the Effective Time with respect to Parent Common Stock shall be paid with respect to any shares of Parent Common Stock that are not able to be delivered by the Exchange Agent promptly after the Effective Time, whether due to a legal impediment to such delivery or otherwise. Subject to the effect of abandoned property, escheat, Tax or other applicable Laws, following the delivery of any such previously undelivered shares of Parent Common Stock, there shall be paid to the record holder of such shares of Parent Common Stock, without interest, at the time of delivery, to the extent not previously paid, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.
(g)
No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock or book-entry credit of the same shall be issued on conversion of SpinCo Common Stock, and such fractional share interests will not entitle the owner thereof to vote, or to any other rights of a stockholder of Parent. All fractional shares of Parent Common Stock that a holder of shares of SpinCo Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated by the Exchange Agent. The Exchange Agent shall cause the whole shares obtained thereby to be sold on behalf of such holders that would otherwise have been entitled to receive a fractional share of Parent Common Stock pursuant to the Merger in the open market (or otherwise as reasonably directed by Parent), in each case at then-prevailing market prices as soon as reasonably practicable and in no case later than ten (10) Business Days after the Effective Time. The Exchange Agent shall make available the net proceeds thereof, subject to the deduction of the amount of any withholding Taxes as contemplated in Section 3.2(m) and brokerage charges, commissions and conveyance and similar Taxes, to the holders of SpinCo Common Stock that would otherwise have been entitled to receive a fractional share of Parent Common Stock pursuant to the Merger (after the aggregation contemplated by this Section 3.2(h)) on a pro rata basis based on such fractional interest, without interest, as soon as practicable thereafter. The payment of cash in lieu of fractional shares is solely for the purpose of avoiding the expense and inconvenience of issuing fractional shares and does not represent separately bargained-for consideration.
(h)
No Further Ownership Rights in SpinCo Common Stock. All shares of Parent Common Stock issued in respect of shares of SpinCo Common Stock in accordance with the terms of this Section 3.2 (including any cash paid pursuant to Section 3.2(g)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of SpinCo Common Stock.
(i)
Termination of Exchange Fund. Any portion of the Exchange Fund made available to the Exchange Agent that remains undistributed to the SpinCo Holders on the one-year anniversary of the Effective Time shall be delivered to Parent, and any SpinCo Holders who have not received shares of Parent Common Stock in accordance with this Article III shall thereafter look only to Parent for the Per Share Merger Consideration to which they are entitled pursuant to Section 3.1(a)(i) and any dividends or other distributions with respect to the Parent Common Stock to which they are entitled pursuant to Section 3.2(g) (subject to any applicable abandoned property, escheat or similar Law).
(j)
No Liability. None of the Company, the Surviving Corporation, Parent, Merger Sub, the Exchange Agent or any other Person shall be liable to any SpinCo Holder or holder of Company Common Stock for shares of Parent Common Stock (or dividends or distributions with respect thereto or with respect to SpinCo Common Stock) or cash properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(k)
Closing of Transfer Books. From and after the Effective Time, the stock transfer books of SpinCo shall be closed and no transfer shall be made of any shares of capital stock of SpinCo that were outstanding as of immediately prior to the Effective Time.
(l)
Tax Withholding. Parent, the Company, SpinCo, Merger Sub, and the Exchange Agent shall each be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of SpinCo Common Stock such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such deducted or withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
3.3
Net Cash Adjustment; Issuance of Reserve Shares; Issuance of Additional Merger Consideration Shares.
(a)
The portion, if any, of the Reserve Shares to be issued to the SpinCo Holders shall be determined in accordance with the terms of this Section 3.3.
(b)
Within ninety (90) days following the Closing Date, Parent shall prepare and deliver to the Company a written statement (the “Closing Net Cash Statement”) setting forth in reasonable detail and accompanied by reasonably detailed backup documentation, Parent’s calculation of (i) Net Cash and (ii) the Purchase Price resulting therefrom (the “Proposed Amounts”), taking into account and giving effect to the payment of any Unpaid Transaction Expenses in connection with the Closing in accordance with the terms of this Agreement. The Closing Net Cash Statement and the components thereof will be prepared in accordance with the terms of this Agreement. Parent shall provide the Company with reasonable access to such books and records as may be reasonably requested by the Company to review and verify the information contained in the Closing Net Cash Statement (subject to customary confidentiality obligations as requested by Parent and execution of customary access letters if requested by accountants). The Parties agree that the purpose of preparing the Closing Net Cash Statement and determining the final amounts of Net Cash and the related purchase price adjustment contemplated by this Section 3.3 is to measure differences between the amount of Estimated Net Cash used in the calculation of the Initial Purchase Price and the adjustment procedures set forth in this Section 3.3 are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of determining the final amount of Net Cash, other than in accordance with the terms of this Agreement.
(c)
Within thirty (30) days following the Company’s receipt of the Closing Net Cash Statement, if the Company disputes in good faith the calculation of specific line items set forth in the Closing Net Cash Statement, the Company will deliver a written notice to Parent that sets forth the nature of each individual disputed item and the basis therefor in reasonable detail (including the determinations and calculations thereof) (a “Closing Net Cash Statement Dispute”). If the Company does not notify the Parent of any Closing Net Cash Statement Dispute within such thirty (30)-day period in accordance with the immediately foregoing sentence, then the Closing Net Cash Statement and the determination and calculation of the Purchase Price set forth therein will be final, conclusive and binding on the Parties and each SpinCo Holder for all purposes of this Agreement. If the Company timely notifies Parent of a Closing Net Cash Statement Dispute in accordance with this Section3.3(c), then Parent and the Company will negotiate in good faith to resolve all disputed matters set forth therein and, if Parent and the Company so resolve all disputes, the Closing Net Cash Statement (and the computations of the Proposed Amounts indicated thereon), as amended to the extent necessary to reflect the resolution of the dispute, shall be deemed to be final, conclusive and binding on the Parties and each SpinCo Holder for all purposes of this Agreement.
(d)
If the Company and Parent, notwithstanding such good faith effort, fail to resolve the Closing Net Cash Statement Dispute within thirty (30) days (or longer, as mutually agreed to by such parties in writing) after the Company delivers to Parent notice of the Closing Net Cash Statement Dispute, then Parent and the Company jointly will engage BDO (or if BDO is not able to serve in such capacity, another nationally or regionally recognized independent accounting firm as is mutually agreed to by Parent and the Company) (the “Independent Auditor”), to promptly resolve any and all unresolved matters of the Closing Net Cash Statement Dispute. As promptly as practicable thereafter, Parent and the Company will each prepare and submit a written presentation to the Independent Auditor (each of which shall be shared with the other party, but not until such time that both parties have submitted their presentations) and will use commercially reasonable efforts to cause the Independent Auditor to make a final determination in accordance with this Agreement with respect to only those items and amounts set forth in the Closing Net Cash Statement Dispute and the Closing Net Cash Statement that are identified by either Parent or the Company as being items that Parent and the Company are unable to resolve. The scope of the disputes to be resolved by the Independent Auditor is limited to those matters that remain in dispute and that were included in the Closing Net Cash Statement Dispute, and the Independent Auditor is not to make any other determination (including the interpretation of provisions of this Agreement unrelated to the Closing Net Cash Statement Dispute). In resolving any disputed item, the Independent Auditor will be bound by the terms of this Agreement, will serve as an expert and not an arbitrator, and will not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party in the Closing Net Cash Statement or the Closing Net Cash Statement Dispute (as applicable). Except as Parent and the Company may otherwise mutually agree, all communications between any party or its respective Representatives, on the one hand, and the Independent Auditor, on the other hand, will be in writing with copies simultaneously delivered to the non-communicating party (except in such cases where both parties are submitting a presentation). The fees, costs and expenses of the Independent Auditor will be borne by Parent and the Company in inverse proportion, as determined by the Independent Auditor, as they may prevail on the matter resolved by the Independent Auditor. For example, should the items in dispute total in amount to $1,000 and the Independent Auditor awards $600 in favor of the Company’s position, sixty percent (60%) of the costs of its review would be borne by Parent and forty percent (40%) of the costs would be borne by the Company. Absent fraud or manifest error, all determinations made by the Independent Auditor and the resulting computation of Net Cash and the Purchase Price (based thereon) will be final, conclusive and binding on the Parties and each SpinCo Holder for all purposes of this Agreement.
(e)
If the Purchase Price (as finally determined pursuant to Section 3.3(c)) is equal to or greater than an amount equal to (x) the Initial Purchase Price, plus (y) the Purchase Price Adjustment Threshold, then the Parent shall promptly issue the SpinCo Holders a number of shares of Parent Common Stock equal to the lesser of (i) the quotient of (A) the Surplus divided by the Parent Trading Price, rounded up to the nearest whole share, and (ii) 20% of the of the Merger Consideration Shares, rounded up to the nearest whole share (such shares of Parent Common Stock, the “Additional Merger Consideration Shares”). Parent will have no further liability for the Surplus other than the issuance of the Additional Merger Consideration Shares.
(f)
If the Purchase Price (as finally determined pursuant to Section 3.3(c)) is equal to or greater than the Initial Purchase Price, then the Parent will issue the Reserve Shares, pro rata, to the SpinCo Holders.
(g)
If the Purchase Price (as finally determined pursuant to Section 3.3(c)) is less than the difference of (x) the Initial Purchase Price, minus (y) the Purchase Price Adjustment Threshold (the amount by which the Purchase Price is less than the Initial Purchase Price, the “Deficit”) and the Deficit exceeds the Reserve Shares Value, then none of the Reserve Shares will be issued to the SpinCo Holders, and all such shares will remain authorized, but unissued, shares of Parent Common Stock no longer reserved for issuance hereunder. Absent Fraud, the SpinCo Holders will have no further liability for the Deficit other than the forfeiture of any right to receive any portion of the Reserve Shares.
(h)
If the Purchase Price (as finally determined pursuant to Section 3.3(c)) is less than the difference of (x) the Initial Purchase Price, minus (y) the Purchase Price Adjustment Threshold and the Reserve Shares Value exceeds the Deficit, then Parent will (i) retain and not issue a number of Reserve Shares equal in value (based on the Parent Trading Price) to the Deficit, and the SpinCo Holders shall have no further rights in any portion of such retained Reserve Shares, and (ii) issue the remaining balance of Reserve Shares that are not so retained, pro rata, to the SpinCo Holders. For the avoidance of doubt, any Reserve Shares that are retained and not issued pursuant to subsection (i) of the foregoing sentence will remain authorized, but unissued, shares of Parent Common Stock no longer reserved for issuance hereunder.

(i)
The Reserved Shares are authorized, but unissued, shares of Parent Common Stock that Parent has reserved for issuance, subject to the terms of this Section 3.3. For the avoidance of doubt, no SpinCo Holder has any voting rights, dividend rights, distribution rights or similar rights, in respect of the Reserved Shares, unless and until the Reserved Shares are issued to the SpinCo Holders pursuant to the terms of this Section 3.3, if any.
3.4
Appraisal Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to the SpinCo Holders in connection with the Merger.
Article IV

REPRESENTATIONS AND WARRANTIES OF
THE COMPANY RELATING TO THE COMPANY

Except as otherwise disclosed or identified in (a) the Company SEC Documents filed and publicly available on the SEC’s EDGAR database at least two (2) Business Days prior to the date hereof (excluding any disclosures of factors or risks contained or references therein under the captions “Risk Factors” or “Forward-Looking Statements” to the extent they are forward-looking statements and any other similar general, predictive or cautionary statements) or (b) in the Company Disclosure Schedule (to the extent that it is reasonably apparent on the face of such disclosure that it is relevant to or applies to such representation or warranty of the Company under this Article IV), the Company hereby represents and warrants to Parent and Merger Sub as follows:

4.1
Organization of the Company. The Company has been duly incorporated and is validly existing and in good standing as a Delaware corporation. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets in the manner in which such assets and properties are now owned, leased and operated and to conduct its business as it is now being conducted. The Company has made available to Parent and Merger Sub true and complete copies of the Governing Documents of the Company as in effect on the date hereof. The Company is duly licensed or qualified and in good standing (or equivalent status as applicable) in each jurisdiction in which the assets owned or leased by it or the character of its activities require it to be so licensed or qualified or in good standing (or equivalent status as applicable), except as would not, individually or in the aggregate, have a Company Material Adverse Effect.
4.2
Due Authorization. Subject to the receipt of the Company Shareholder Approval, the Company has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is or will be a party and to consummate the Transactions, except for such further action of the Company Board required, if applicable, to establish the Record Date and the Distribution Date, and the declaration of the Distribution by the Company Board (the effectiveness of which is subject to the satisfaction or, to the extent permitted by applicable Law, waiver, of the conditions set forth in the Separation and Distribution Agreement). The execution and delivery by the Company of this Agreement and the Transaction Documents to which it is or will be a party as of the Effective Time and the consummation of the Transactions have been duly authorized by all necessary and proper corporate action on its part, and no other corporate action on the part of the Company is necessary to authorize this Agreement or the Transaction Documents to which it is or will be a party as of the Effective Time or, subject to such further action of the Company Board required, if applicable, to establish the Record Date and the Distribution Date, and the declaration of the Distribution by the Company Board (the effectiveness of which is subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in the Separation and Distribution Agreement), consummate the Transactions. Each of this Agreement and the Transaction Documents to which the Company is or will be a party as of the Effective Time has been or will be duly and validly executed and delivered by it and (assuming that this Agreement or such other applicable Transaction Documents to which each of Parent and Merger Sub is or will be a party as of the Effective Time constitutes a legal, valid and binding obligation of each of Parent and Merger Sub (as applicable)), constitutes or, when executed and delivered, will constitute the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Remedies Exception”).
4.3
Governmental Consents. No Consent of, with or to any Governmental Authority is required to be obtained or made by the Company in connection with the execution or delivery by the Company of this Agreement or the Transaction Documents to which it is or will be a party or the consummation by the Company of the Transactions, except for or in compliance with (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the provisions of the DGCL; (b) the rules and regulations of NASDAQ; (c) applicable requirements of the Securities Act and the Exchange Act; and (d) Consents described in Section 5.5 and Consents set forth on Section 4.3 of the Company Disclosure Schedule.
4.4
No Conflict. Subject to the receipt of the Consents set forth in Section 4.3, the execution and delivery by the Company of this Agreement and the Transaction Documents to which it is or will be a party as of the Effective Time and the consummation by the Company of the Transactions (for the avoidance of doubt, including performance of the Transaction Documents following the Closing) do not and will not as of the Effective Time, (a) violate any provision of, or result in the breach of, any Law applicable to the Company or by which any of its assets or properties is bound; (b) with or without lapse of time or the giving of notice or both, require a consent or approval under, conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate or cancel any Contract to which the Company is a party or by which its assets or properties are bound; or (c) breach or violate any provision of the Governing Documents of the Company, except, in the case of each of clauses (a) and (b), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
4.5
Litigation and Proceedings. (a) There are no Actions pending or, to the Knowledge of the Company, threatened before or by any Governmental Authority against the Company that, individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect, and (b) the Company is not subject to any judgment, decree, injunction or order of any Governmental Authority that, in each case, would reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect.
4.6
Brokers’ Fees. Except as set forth on Section 4.6 of the SpinCo Disclosure Schedule, no broker, investment banker, or other Person is entitled to any brokerage fee, finders’ fee or other similar commission for which Parent or any of its Subsidiaries, including Merger Sub, the Surviving Corporation or the SpinCo, would be liable in connection with the transactions contemplated by this Agreement based on arrangements made on behalf of the Company or any of its Affiliates.
4.7
Sufficiency of the SpinCo Assets.
(a)
As of the Effective Time (assuming receipt of all consents, approvals and authorizations relating to the matters set forth in Section 4.3 and Section 5.5), after giving effect to the Separation, the SpinCo Assets owned by SpinCo will constitute all of the assets, properties and rights reasonably necessary for Parent and SpinCo to conduct the SpinCo Business immediately following the Closing in all material respects in the same manner as it is conducted on the date hereof.
(b)
Except for Permitted Liens or Liens created by or through Parent or Merger Sub, SpinCo and the Company collectively have, and at the Closing (after giving effect to the Separation and the other Transactions) the SpinCo shall have, good, valid and marketable title to, or a valid leasehold in, license to or other legal right to use, as the case may be, all of the SpinCo Assets, free and clear of any Liens.
(c)
The SpinCo Assets include a deposit of not less than $3,500,000 held by Textron Aviation (the “Textron Deposit”). Following the Effective Time, the Parent and SpinCo will be able to use the Textron Deposit in a substantially similar manner and for substantially similar purposes as the Company prior to the Separation.

(d)
That certain securities purchase agreement by an between the Company and Ionic Ventures, LLC (“Ionic”), dated March 28, 2024 (the “Ionic Agreement”) is valid and binding on the Company and, to the Knowledge of the Company, Ionic, and is in full force and effect and enforceable in accordance with its terms, subject to the Remedies Exception. Neither the Company nor, to the Knowledge of the Company, Ionic is in breach of, or default under, the Ionic Agreement in any material respect.
4.8
Internal Controls. The Company has established and maintains a system of internal controls over financial reporting (as defined in Rule 13a-l5(f) or 15d-15(f), as applicable, under the Exchange Act (collectively, “Internal Controls”)) that are designed to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Internal Controls are overseen by the audit committee of the Company Board (the “Company Audit Committee”). Since January 1, 2023, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s independent auditor and the Company Audit Committee (a) any significant deficiency or material weakness in the Company’s Internal Controls and (b) any fraud involving management or other employees who have a significant role in the Company’s Internal Controls. Since January 1, 2023, neither the Company nor any Company Subsidiary has received any material, unresolved complaint, allegation, assertion or claim regarding the impropriety of any accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls.
4.9
Tax Matters.
(a)
(i) All Tax Returns required to be filed by the Company or its Subsidiaries for all periods before and through the date of the Effective Time with respect to the SpinCo Assets or the SpinCo Business have been, or will be, timely filed (taking into account applicable extensions), (ii) all such Tax Returns are, or will be when filed, true, correct, and complete, and (iii) all Taxes, whether or not shown as due on the such Tax Returns, in respect of the SpinCo Assets and the SpinCo Business have been paid or, in the case of any such Taxes not yet due and payable, will be timely paid.
(b)
(i) No Governmental Authority has asserted any written claim, assessment, or deficiency for Taxes against any of the SpinCo Assets or the SpinCo Business (and, to the Knowledge of the Company, no such claim, assessment, or deficiency has been threatened or proposed), except for deficiencies that have been fully satisfied by payment, settled or withdrawn and (ii) no claim, audit, or other proceeding by any Governmental Authority is pending or threatened in writing with respect to any Taxes of or with respect to the SpinCo Assets or the SpinCo Business.
Article V

REPRESENTATIONS AND WARRANTIES OF
THE COMPANY RELATING TO SPINCO

Except as otherwise disclosed or identified in (a) the Company SEC Documents filed and publicly available on the SEC’s EDGAR database at least two (2) Business Days prior to the date hereof (excluding any disclosures of factors or risks contained or references therein under the captions “Risk Factors” or “Forward-Looking Statements” to the extent they are forward-looking statements and any other similar general, predictive or cautionary statements) or (b) in the SpinCo Disclosure Schedule (to the extent that it is reasonably apparent on the face of such disclosure that it is relevant to or applies to such representation or warranty of the Company under this Article V), the Company hereby represents and warrants to Parent and Merger Sub as follows:

5.1
Organization of SpinCo. SpinCo has been duly incorporated and is validly existing and in good standing as a Delaware corporation and has all requisite corporate power and authority to own, lease and operate its assets in the manner in which such assets are now (or as of the Effective Time will be) owned, leased or operated and to conduct its business as it is now being conducted. SpinCo has made available to Parent and Merger Sub true and complete copies of the Governing Documents of SpinCo. SpinCo is duly licensed or qualified and in good standing (or equivalent status as applicable) in each jurisdiction in which the assets owned or leased by it or the character of its activities require it to be so licensed or qualified or in good standing (or equivalent status as applicable), except as would not, individually or in the aggregate, reasonably be expected to have a SpinCo Material Adverse Effect.
5.2
Due Authorization. SpinCo has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is or will be a party at the Effective Time and to consummate the Transactions (subject to the SpinCo Shareholder Approval, which will occur immediately after the execution of this Agreement, and the Company Shareholder Approval, and except for such further action of the Company Board required, if applicable, to establish the Record Date and the Distribution Date, and the effectiveness of the declaration of the Distribution by the Company (which is subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in the Separation and Distribution Agreement). The execution and delivery by SpinCo of this Agreement and the Transaction Documents to which it is or will be a party at the Effective Time and the consummation by SpinCo of the Transactions have been duly and validly authorized and approved by all necessary and proper corporate action on its part and, except for the SpinCo Shareholder Approval, no other corporate action on the part of SpinCo is necessary to authorize this Agreement or the Transaction Documents to which it is or will be a party at the Effective Time. Each of this Agreement and the Transaction Documents to which it is or will be a party at the Effective Time has been, or when executed and delivered will be, duly and validly executed and delivered by SpinCo and (assuming that this Agreement or such other applicable Transaction Document to which Parent or Merger Sub is or will be a party at the Effective Time constitutes a legal, valid and binding obligation of Parent or Merger Sub (as applicable)) constitutes or will constitute a legal, valid and binding obligation of SpinCo, enforceable against SpinCo in accordance with its terms, subject to the Remedies Exception.
5.3
Capitalization of SpinCo.
(a)
As of the date hereof, (i) the authorized capital stock of SpinCo consists of 1,000 shares of SpinCo Common Stock, (ii) the issued and outstanding shares of capital stock of SpinCo consists of 1,000 shares of SpinCo Common Stock, and (iii) no shares of SpinCo Common Stock are being held by SpinCo in its treasury. All of the issued and outstanding shares of SpinCo Common Stock are, as of the date hereof (and as of immediately prior to the Distribution will be), owned, of record and beneficially, by the Company and have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. Immediately prior to the Effective Time, there will be outstanding a number of shares of SpinCo Common Stock determined in accordance with Section 7.13.
(b)
There are no (i) outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of capital stock of SpinCo, or any other commitments or agreements providing for the issuance, sale, repurchase or redemption of shares of capital stock of SpinCo, (ii) agreements of any kind which may obligate SpinCo to issue, purchase, redeem or otherwise acquire any of its shares of capital stock or (iii) voting trusts, proxies or other agreements or understandings with respect to the voting shares of capital stock of SpinCo.
(c)
The Specified Stockholders are set forth on Section 5.3(c) of the SpinCo Disclosure Schedule.
5.4
Subsidiaries. SpinCo does not (and will not after giving effect to the Separation) (a) have any Subsidiaries or (b) own or hold, directly or indirectly, any Interest in any other Person.

5.5
Governmental Consents. No Consent of, with or to any Governmental Authority is required to be obtained or made by SpinCo in connection with the execution or delivery by SpinCo of this Agreement or the Transaction Documents to which SpinCo is or will be a party at the Effective Time or the consummation by SpinCo of the Transactions, except for: (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the provisions of the DGCL; (b) applicable requirements of state securities or “blue sky” Laws, the Securities Act and the Exchange Act; and (c) Consents described in Section 4.3 and Consents set forth on Section 5.5 of the SpinCo Disclosure Schedule.
5.6
No Conflict. Subject to the receipt of the Consents described in Section 5.5, the execution and delivery by SpinCo of this Agreement and the Transaction Documents to which SpinCo is or will be a party at the Effective Time and the consummation by SpinCo of the Transactions (for the avoidance of doubt, including performance of the Transaction Documents following the Closing by SpinCo) do not and will not: (a) violate any provision of, or result in the material breach of, any Law applicable to SpinCo or by which any of its assets or properties is bound; (b) with or without lapse of time or the giving of notice or both, require a consent or approval under, conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate or cancel any Contract to which SpinCo is a party or by which its assets or properties is (or will at the Closing be) bound; (c) result in the creation of any Lien upon any of the properties or assets of SpinCo; or (d) violate any provision of the Governing Documents of SpinCo, except, in the case of clauses (a) and (b), as would not, individually or in the aggregate, reasonably be expected to have a SpinCo Material Adverse Effect.
5.7
Sufficiency of the SpinCo Assets.
(a)
As of the Effective Time (assuming receipt of all consents, approvals and authorizations relating to the matters set forth in Section 4.3 and Section 5.5), after giving effect to the Separation, the SpinCo Assets owned by SpinCo will constitute all of the assets, properties and rights reasonably necessary for Parent and SpinCo to conduct the SpinCo Business immediately following the Closing in all material respects in the same manner as it is conducted on the date hereof.
(b)
Except for Permitted Liens or Liens created by or through Parent or Merger Sub, SpinCo and the Company collectively have, and at the Closing (after giving effect to the Separation and the other Transactions) the SpinCo shall have, good, valid and marketable title to, or a valid leasehold in, license to or other legal right to use, as the case may be, all of the material SpinCo Assets, free and clear of any Liens.
5.8
Net Cash; No SEC Filing Requirements.
(a)
Set forth on Section 5.8 of the SpinCo Disclosure Schedule is a statement (the “Financial Information Schedule”) that (i) contains an estimated balance sheet of SpinCo as of 11:59 p.m. Eastern Time on December 31, 2024 (the “Balance Sheet,” and such date, the “Balance Sheet Date”) as if the Separation and Distribution Agreement were consummated as of the Balance Sheet Date, and (ii) sets forth in reasonable detail and accompanied by reasonably detailed backup documentation the Company’s and SpinCo’s good-faith estimate of the Net Cash as if the Separation and Distribution Agreement were consummated as of the Balance Sheet Date (“Balance Sheet Date Net Cash”). The Financial Information Schedule and the components thereof, including the Balance Sheet Date Net Cash, were prepared in good faith from the Company’s and SpinCo’s books and records, were derived from the financial reporting systems and the consolidated financial statements of the Company (which financial statements were prepared in accordance with GAAP), and were calculated in accordance with the terms of this Agreement. The Financial Information Statement fairly presents, in all material respects the assets, liabilities, and stockholders’ equity of the SpinCo Business as of the Balance Sheet Date.
(b)
As of the date hereof, SpinCo is not required to file or furnish any form, report, registration statement, prospectus or other document with the SEC.

5.9
No Undisclosed Liabilities. There is no Liability of SpinCo or related to the SpinCo Business whether or not of a type required to be reflected or reserved for on a consolidated balance sheet of the SpinCo Business or in the notes thereto prepared in accordance with GAAP, except for (a) Liabilities reflected or reserved for in the Balance Sheet; (b) Liabilities that have arisen since the Balance Sheet Date in the ordinary course of the operation of the SpinCo Business that are not, individually or in the aggregate, material; (c) Liabilities arising out of or in connection with this Agreement, the Transaction Documents and the Transactions; or (d) Liabilities that, individually or in the aggregate, would not reasonably be expected to be material.
5.10
Litigation and Proceedings. As of the date hereof, there are no Actions pending or, to the Knowledge of the Company or SpinCo, threatened before or by any Governmental Authority against SpinCo or with respect to the SpinCo Business, and neither the Company nor any of its Subsidiaries (solely as they relate to the SpinCo Business or SpinCo) is subject to any judgment, decree, injunction or order of or investigation or inquiry by any Governmental Authority, except, in each case, as would not reasonably be expected, individually or in the aggregate, to be material to SpinCo.
5.11
Real Property. SpinCo does not own or lease, at no time previously has owned or leased and after giving effect to the Separation, will not own or lease, any real property.
5.12
Tax Matters.
(a)
(i) All Tax Returns required to be filed by or with respect to SpinCo or the SpinCo Business have been timely filed (taking into account applicable extensions), (ii) all such Tax Returns are true, correct and complete, and (iii) all Taxes, whether or not shown as due on such Tax Returns, in respect of SpinCo and the SpinCo Business have been paid, except to the extent adequate reserves therefor in accordance with GAAP have been provided on the SpinCo Financial Statements;
(b)
(i) No Governmental Authority has asserted any written claim, assessment or deficiency for Taxes against SpinCo or the SpinCo Business (and, to the Knowledge of the Company and SpinCo, no such claim, assessment or deficiency has been threatened or proposed in writing), except for deficiencies that have been fully satisfied by payment, settled or withdrawn and (ii) no claim, audit or other proceeding by any Governmental Authority is pending or threatened in writing with respect to any Taxes of SpinCo or the SpinCo Business;
(c)
SpinCo does not, and as of the Effective Time will not, have any Liability for Taxes of any other Person (other than the Company or any of its subsidiaries) under Treasury Regulations section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor or by contract or operation of Law or otherwise;
(d)
Other than in connection with the Separation, SpinCo has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code;
(e)
SpinCo has not participated in, or is currently participating in, and none of the SpinCo Assets or SpinCo Business has been used or is currently being used in, a “reportable transaction ” within the meaning of Treasury Regulations Section 1.6011-4(b);
(f)
There are no Liens for Taxes upon the assets of SpinCo or the SpinCo Business. No Governmental Authority has threatened in writing that it is considering, or in the process of, imposing any Lien for Taxes on the assets of the Company or any of its Subsidiaries with respect to any of the SpinCo Assets or the SpinCo Business;

(g)
None of the SpinCo Assets is, and as of the Effective Time, none of the assets owned by SpinCo will be, any stock, partnership interest, limited liability company interest, joint venture ownership interest, or other equity ownership interest in any other Person, and as of the Effective Time, SpinCo will not be subject or a party to any arrangement or contract that is treated as a partnership for income Tax purposes;
(h)
Section 5.12(h) of the SpinCo Disclosure Schedule sets froth each jurisdiction (other than U.S. federal Taxes) in which (i) the Company or any of its Subsidiaries is or has ever been registered for Taxes with respect to the SpinCo Assets or SpinCo Business, or (ii) the Company, any of its Subsidiaries, or any business of any of them (A) files, is required to file, or has been required to file any Tax Return with respect to the SpinCo Assets or SpinCo Business, or (B) is liable for any Taxes with respect to the SpinCo Assets or SpinCo Business on a “nexus” basis, identifying , in each such case, the type of Tax Return or Tax, as applicable; and neither the Company nor any of if Subsidiaries (including SpinCo) is or has ever been subject to Tax in any country other than the United States with respect to the SpinCo Assets or SpinCo Business;
(i)
No claim has been made by a taxing authority in a jurisdiction where the Company or any Subsidiary does not currently file a particular type of Tax Return or pay a particular type of Tax with respect to the SpinCo Assets or SpinCo Business that the Company or such Subsidiary is or may be required to file such a Tax Return or pay such type of Tax (including obligations to withhold amounts with respect to Taxes) in that jurisdiction with respect to the SpinCo Assets or SpinCo Business;
(j)
SpinCo is not an has never been a party to any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement, or similar contract or arrangement, whether written or unwritten; and
(k)
No payment, amount, or benefit that could be, or has been received (whether in cash or property or the vesting of cash or property or the cancellation of indebtedness) by any current or former employee, officer, stockholder, director or other individual service provider with respect to SpinCo as a result of or in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code or any corresponding provision of state, local or foreign Tax Law) or otherwise could have a deduction therefor disallowed by reason of the Code Section 280G or will be subject to an excise tax under Code Section 4999. SpinCo has no liability or obligation to “gross up” any Person for or with respect to any liability under Sections 409A, 457A, or 4999 of the Code (o any corresponding provision of foreign Tax Law);
(l)
SpinCo does not employ or engage any Person as an employee or contractor, has never employed or engaged any Person an employee or contractor, and, after giving effect to the Separation and as of the Effective Time, will not employ or engage any Person as an employee or contractor; and
(m)
SpinCo does not have or maintain, has never had or maintained, and after giving effect to the Separation and as of the Effective Time, will not have or maintain any Benefit Plan.
5.13
Absence of Changes. Except as set forth in Section 5.13 of the SpinCo Disclosure Schedule, since the Balance Sheet Date until the date of this Agreement, (a) there has not been any SpinCo Material Adverse Effect and (b) except in connection with the Transaction Process or as contemplated by this Agreement and the other Transaction Documents, since the Balance Sheet Date and through the date hereof, the Company and its Subsidiaries, including SpinCo, have, in all material respects, conducted the SpinCo Business in the ordinary course of business.
5.14
Material Contracts.
(a)
Except as set forth in Section 5.14(a) of the SpinCo Disclosure Schedule and except for Contracts that do not constitute SpinCo Assets, as of the date hereof, neither the Company nor any of its Subsidiaries (other than SpinCo) (solely with respect to the SpinCo Business), or SpinCo, is party to or otherwise bound by or subject to Contracts of the following types (together with any SpinCo Affiliate Contracts, the “SpinCo Material Contracts”):
(i)
any Contract that relates to the purchase or sale of goods or services pursuant to which the SpinCo Business has received more than $50,000 or paid more than $50,000 in the past twelve (12) months;
(ii)
any Contract that limits or purports to limit in any material respect the ability of the SpinCo Business to compete with any Person or in any line of business or in any geographic region in the world;
(iii)
any Contract that grants exclusive rights to a customer or a supplier or (to the extent material to the SpinCo Business) any other commercial counterparty that will relate to or affect the SpinCo Business after the Closing;
(iv)
any Contract that requires any future capital expenditures by the SpinCo Business in excess of $50,000 that will not be paid prior to the Closing;
(v)
any Contract that requires any milestone, earn out or similar payments to be made by the SpinCo Business in excess of $50,000 that will not be paid prior to the Closing;
(vi)
any Contract that relates to the creation, incurrence, assumption or guarantee of any indebtedness for borrowed money or any bonds, debentures, notes or similar instruments, in each case, in excess of $50,000;
(vii)
any Contract pursuant to which (A) any Person grants to SpinCo or, with respect to the SpinCo Business, to the Company or any of its Subsidiaries other than SpinCo, any license, right, permission, consent, non-assertion or release with respect to any Intellectual Property that is material to the SpinCo Business, other than (1) non-exclusive click-wrap, shrink-wrap or off-the-shelf Software licenses that are commercially available on standard and reasonable terms to the public generally with license, maintenance, support and other fees of less than $10,000 in any twelve (12)-month period, (2) non-disclosure agreements entered into in the ordinary course of business consistent with past practice and (3) non-exclusive licenses granted by any suppliers or service providers to SpinCo in the ordinary course of business consistent with past practice solely for the receipt of services from such supplier or service provider, and solely where such licenses are ancillary to the primary purpose of such Contract, or (B) SpinCo or, with respect to the SpinCo Business, the Company or any of its Subsidiaries other than SpinCo, grants any license, right, permission, consent, non-assertion or release with respect to any Intellectual Property that is material to the SpinCo Business, other than (1) non-exclusive licenses granted to customers SpinCo in the ordinary course of business consistent with past practice, (2) non-exclusive licenses granted to any suppliers or service providers by SpinCo in the ordinary course of business consistent with past practice solely for the benefit of SpinCo and (3) non-disclosure agreements entered into in the ordinary course of business consistent with past practice;
(viii)
any Contract to which SpinCo or, with respect to the SpinCo Business, the Company or any of its Subsidiaries other than SpinCo, is a party with any Governmental Authority;
(ix)
any lease, sublease, occupancy agreement or license for real property;
(x)
any Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or that otherwise involves any settled or threatened claim, action, suit or proceeding pursuant to which the SpinCo Business has (or will have after the Closing) any monetary or other material outstanding obligation;

(xi)
any Contract that contains “most favored nation” pricing provisions for the benefit of the relevant counterparty that will relate to or affect the SpinCo Business after the Closing;
(xii)
any joint venture, strategic alliance, joint development, partnership or similar arrangement;
(xiii)
any Contract relating to the acquisition or disposal or divestiture of, or investment in, any joint venture, partnership or similar arrangement or any material assets or businesses;
(xiv)
any prime contract, subcontract, purchase order, task order, delivery order, teaming agreement, joint venture agreement, strategic alliance agreement, basic ordering agreement, pricing agreement, letter contract or other similar arrangement of any kind where the counterparty or the ultimate customer is, or the work performed under such contract was funded by, a Governmental Authority;
(xv)
any Contract related to the Company’s “Jet Card Program”, including any Contracts with participants of the “Jet Card Program”; and
(xvi)
any Contract not otherwise described in any other subsection of this Section 5.14(a) that would be required to be filed by SpinCo as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) if SpinCo were subject to the reporting requirements of the Exchange Act as of the date hereof.

The Company has made available to Parent copies of each SpinCo Material Contract that are correct and complete. Each SpinCo Material Contract is valid and binding on the Company or its applicable Subsidiary, including SpinCo and, to the Knowledge of the Company or SpinCo, the counterparty thereto, and is in full force and effect and enforceable in accordance with its terms, subject to the Remedies Exception. Neither the Company nor its applicable Subsidiary, including SpinCo is, and to the Knowledge of the Company or SpinCo, no counterparty thereto is, in breach of, or default under, any SpinCo Material Contract in any material respect.

5.15
Compliance with Law; Permits.
(a)
The Company and the Company’s Subsidiaries (in each case, solely with respect to the SpinCo Business) and SpinCo are, and, during the past two (2) years SpinCo and, solely with respect to their conduct and operation of the SpinCo Business, the Company and its other Subsidiaries (i) have been in compliance with all applicable Laws, except where noncompliance has not been and would not reasonably be expected to be material to the SpinCo Business, taken as a whole, and (ii) have not received notice from any Governmental Authority alleging any material non-compliance with or possible material violation of any applicable Law or that the Company or any of its Subsidiaries (with respect to the SpinCo Business) or SpinCo, is subject to any inspection, investigation, survey, audit or other review.
(b)
Except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect, (i) the Company and its Subsidiaries (with respect to the SpinCo Business) and SpinCo hold all Permits necessary to conduct the SpinCo Business substantially as conducted as of the date hereof and in compliance with applicable Law and (ii) such Permits are valid and in full force and effect and the Company or its applicable Subsidiary or SpinCo is in compliance with the terms thereof.
5.16
Intellectual Property.
(a)
Section 5.18(a) of the SpinCo Disclosure Schedule sets forth a list of, as of the date hereof, all SpinCo Owned Intellectual Property that is the subject of any registration, issuance, or application for registration or issuance, with any Governmental Authority or Internet domain name registrar (specifying for each such item (i) the record owner (and, if different from the record owner, the beneficial owner), (ii) the jurisdiction in which such item has been issued, registered or filed, (iii) the issuance, registration or application date and (iv) the issuance, registration or application number) (any Intellectual Property set forth or required to be set forth on Section 5.18(a) of the SpinCo Disclosure Schedule, collectively, the “SpinCo Registered Intellectual Property”).
(b)
All SpinCo Registered Intellectual Property that is material to the SpinCo Business is subsisting, valid and enforceable. Except as scheduled in Section 5.18(b) of the SpinCo Disclosure Schedule, to the Knowledge of the Company or SpinCo, none of the SpinCo Registered Intellectual Property has been or is subject to any interference, derivation, reexamination, cancellation or opposition proceeding.
(c)
As of the date hereof, to the Knowledge of the Company or SpinCo, the Company and each of its Subsidiaries, and, as of the Separation, SpinCo, have prepared and are preparing to file patent applications for all potentially patentable inventions included in the SpinCo Owned Intellectual Property that are material to the SpinCo Business as currently conducted and as currently proposed to be conducted, except, where in the exercise of reasonable business judgment, the Company, such Subsidiary or SpinCo has decided not to file or has decided to defer filing a patent application on a potentially patentable invention. The Company, each of its Subsidiaries, and SpinCo has complied and does comply in all material respects with all Laws regarding the duty of disclosure, candor and good faith in connection with each Patent included in the SpinCo Registered Intellectual Property. To the Knowledge of the Company or SpinCo, no public disclosure bar by the Company, any of its Subsidiaries, or SpinCo has occurred, nor has any on-sale bar by the Company, any of its Subsidiaries, or SpinCo arisen, which has rendered any Patent included in the SpinCo Registered Intellectual Property that is material to the SpinCo Business, invalid, unenforceable or unpatentable.
(d)
As of the date hereof, (i) the Company and its Subsidiaries solely and exclusively own, and as of the Separation, SpinCo solely and exclusively owns, all rights, title and interest in and to the SpinCo Owned Intellectual Property, in each case, free and clear of all Liens (other than Permitted Liens) and (ii) to the Knowledge of the Company or SpinCo the Company or one of its Subsidiaries has, and, as of the Separation, SpinCo has, valid and enforceable rights to use and exploit, pursuant to a written SpinCo Contract, all other Intellectual Property (except for such other Intellectual Property in the public domain for which no license is necessary) used or practiced by the SpinCo Business that is material to the SpinCo Business. The SpinCo Owned Intellectual Property and such SpinCo Licensed Intellectual Property collectively constitute all Intellectual Property used in, and necessary and sufficient for, the conduct and operation of the SpinCo Business, as currently conducted.
(e)
In the past six (6) years with respect to Patents or in the past three (3) years with respect to all other Intellectual Property, neither SpinCo or, with respect to the SpinCo Business, the Company or any of its Subsidiaries other than SpinCo, the conduct of the SpinCo Business, or any SpinCo Owned Intellectual Property has infringed, misappropriated (or constituted or resulted from a misappropriation of), diluted or otherwise violated, or is infringing, misappropriating (or constitutes or results from the misappropriation of), diluting or otherwise violating any Intellectual Property of any Person. To the Knowledge of the Company or SpinCo, neither SpinCo or, with respect to the SpinCo Business, the Company or any of its Subsidiaries other than SpinCo, has received from any Person in the past three (3) years any written notice, charge, complaint, claim or other assertion: (i) of any infringement, misappropriation, dilution or other violation of any Intellectual Property of any Person or (ii) challenging the ownership, use, validity or enforceability of any SpinCo Owned Intellectual Property that is material to the SpinCo Business as currently conducted and as currently proposed to be conducted.
(f)
To the Knowledge of the Company or SpinCo, no other Person has infringed, misappropriated, diluted or violated, or is infringing, misappropriating, diluting or violating, any SpinCo Owned Intellectual Property or any SpinCo Licensed Intellectual Property exclusively licensed to the Company, any of its Subsidiaries, or SpinCo, in each case, that is material to the SpinCo Business. No such claims have been made in writing or, to the Knowledge of the Company or SpinCo, otherwise made against any Person by SpinCo or, with respect to the SpinCo Business, the Company or any of its Subsidiaries other than SpinCo in the past three (3) years.
(g)
To the Knowledge of the Company or SpinCo, SpinCo and, with respect to the SpinCo Business, the Company and each of its Subsidiaries other than SpinCo, have taken and currently takes adequate and commercially reasonable steps to maintain the secrecy and confidentiality of all Trade Secrets included in the SpinCo Owned Intellectual Property and all Trade Secrets of any Person to whom SpinCo or, with respect to the SpinCo Business, the Company or any of its Subsidiaries other than SpinCo, has a confidentiality obligation with respect to such Trade Secrets. No Trade Secret material to the SpinCo Business has been authorized by the Company, any of its Subsidiaries, or SpinCo to be disclosed (or, to the Knowledge of the Company or SpinCo, has been disclosed) to any Person other than (i) pursuant to a written agreement adequately restricting the disclosure and use of such Trade Secret or (ii) to a Person who otherwise has a duty to protect such Trade Secret.
(h)
To the Knowledge of the Company or SpinCo, (i) as of the date hereof, the Company or one of its Subsidiaries, and (ii) as of the Separation, SpinCo, owns or has a valid right to access and use pursuant to a written SpinCo Contract, all SpinCo IT Systems in the manner in which they are currently accessed or used in the conduct of the SpinCo Business. To the Knowledge of the Company or SpinCo, the SpinCo IT Systems are adequate in all material respects for the operation and conduct of the SpinCo Business as currently conducted. To the Knowledge of the Company or SpinCo, the SpinCo IT Systems have not materially malfunctioned or failed for the past three (3) years. To the Knowledge of the Company or SpinCo, during the past three (3) years, there has been no unauthorized access to or use of, or breach or other violation of, any SpinCo IT Systems, in each case, that has had, individually or in the aggregate, a material adverse effect on the SpinCo Business or the SpinCo IT Systems.
(i)
Neither the execution of this Agreement or any of the other Transaction Documents nor the consummation of the Transaction Process will result in (i) the loss or impairment of, or any Lien on, any material SpinCo Owned Intellectual Property or material SpinCo Licensed Intellectual Property; (ii) the release, disclosure or delivery of any source code included in the SpinCo Owned Intellectual Property to any Person; or (iii) the payment of any additional consideration to, or the reduction of any amount(s) payable from, any Person, in each case, with respect to any SpinCo Owned Intellectual Property or SpinCo Licensed Intellectual Property, and where the applicable consideration or amount(s) exceeds $10,000.
5.17
Environmental Matters.
(a)
Except as would not otherwise reasonably be expected to incur or result in, individually or in the aggregate, a material liability of SpinCo:
(i)
With respect to their operation of the SpinCo Business, the Company and its Subsidiaries are, and during the past three (3) years the Company and its Subsidiaries have been, in compliance with applicable Environmental Laws, which compliance includes obtaining, maintaining, and complying with all Permits required under Environmental Laws for the operation of the SpinCo Business, all of which Permits are in full force and effect;
(ii)
With respect to their operation of the SpinCo Business, the Company and its Subsidiaries have not received notice from any Governmental Authority or Person alleging any non-compliance with or Liability under any applicable Environmental Law by the Company or any of its Subsidiaries;
(iii)
No Actions pursuant to any Environmental Law to the extent affecting the SpinCo Business or any SpinCo Assets are pending or threatened in writing or, to the Knowledge of the Company or SpinCo, threatened orally against the Company or any of its Subsidiaries; and

(iv)
Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company or SpinCo, any other Person has Released Hazardous Materials at, on, upon, into or from any real property at concentrations or under conditions that would result in the Company or any Subsidiary incurring Liability under Environmental Laws.
5.18
Affiliate Matters. Except for Contracts for employment, compensation or benefit agreements or arrangements with directors, officers and employees made in the ordinary course of business or as set forth in Section 5.18 of the SpinCo Disclosure Schedule, SpinCo is not party to any SpinCo Affiliate Contract.
5.19
Brokers’ Fees. Except as set forth in Section 5.19 of the SpinCo Disclosure Schedule, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission, for which Parent, Merger Sub or SpinCo would be liable in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of SpinCo.
5.20
Proxy Statement; Registration Statements. None of the information regarding any of the Company or any of its Subsidiaries (including SpinCo), the SpinCo Business, or the Transactions to be provided by the Company or SpinCo or any of their respective Subsidiaries specifically for inclusion in, or incorporation by reference into, the Registration Statement, or the documents relating to the Distribution that are filed with the SEC and/or distributed to Company stockholders (the “Distribution Documents”) will, in the case of the Distribution Documents or any amendment or supplement thereto, at the time of the first mailing of the Distribution Documents and of any amendment or supplement thereto, or, in the case of the Registration Statement, at the time such registration statement becomes effective, at the Distribution Time or at the Effective Time, contain an untrue or false statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not false or misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act, except that no representation is made by the Company or SpinCo with respect to information provided by Parent specifically for inclusion in, or incorporation by reference into, the Registration Statement.
5.21
Board and Shareholder Approval. Each of the Company Board and the SpinCo Board, at a meeting duly called and held or by written consent, has by unanimous vote of all directors present or unanimous consent, (a) approved this Agreement, the Separation and Distribution Agreement and the other Transaction Documents and authorized and approved the execution, delivery and performance hereof and thereof and the consummation of the Transactions, including the Merger and the Separation, and (b) declared each of them advisable, fair to and in the best interests of the Company, SpinCo and their respective stockholders. As of the date hereof, the sole shareholder of SpinCo is (and as of immediately prior to the Distribution the sole shareholder of SpinCo will be) the Company. Immediately after the execution of this Agreement, the Company will approve and adopt, as SpinCo’s sole shareholder, this Agreement and the Transaction Documents and the Transactions, including the Merger (the “SpinCo Shareholder Approval”). The SpinCo Shareholder Approval and Company Shareholder Approval is the only approval of the shareholders of the Company or any of its Subsidiaries required to approve the Transactions.
5.22
Parent Capital Stock. Neither the Company nor any of its Subsidiaries, including SpinCo, owns (directly or indirectly, beneficially or of record) or will own on the Closing Date, nor is a party to any Contract for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of Parent (other than as contemplated by this Agreement).
5.23
Compliance with Aviation Laws.
(a)
Except as set forth on Section 5.23(a) of the SpinCo Disclosure Schedule, and except as has not been, or would not reasonably be expected to be, individually or in the aggregate, material to the Company, taken as a whole, the Company and each of its Subsidiaries, including SpinCo and the SpinCo Business, (i) is in compliance with all applicable Laws, including all applicable Laws prescribed or administered by the U.S. Federal Aviation Administration (“FAA”) and Department of Transportation (“DOT”) under Title 14 of the Code of Federal Regulations and Title 49 of the U.S. Code (such Laws, collectively, the “Aviation Laws”), (ii) has not violated, been subject to an investigation with respect to or made voluntary disclosures with respect to potential violations of any Aviation Laws since January 1, 2023, and (iii) has not been cited by the FAA, DOT or other Governmental Authority for any material discrepancies or violations during inspections or audits since January 1, 2023.
(b)
Section 5.23(b) of the SpinCo Disclosure Schedule sets forth a true and complete list of each aircraft owned or leased by the Company and its Subsidiaries as of the date of this Agreement (each, an “Aircraft”), including the manufacturer, model, aircraft registration number and manufacturing year of each such Aircraft.

5.24
Data Privacy.
(a)
(i) SpinCo (and, with respect to the SpinCo Business, the Company and each of its Subsidiaries other than SpinCo) are, and have for the past three (3) years been, in material compliance with all Privacy Requirements. During the past three (3) years, SpinCo (and, with respect to the SpinCo Business, neither the Company nor any of its Subsidiaries other than SpinCo) has not received any written notice of any claims, charges, investigations, or regulatory inquiries related to or alleging the violation of any Privacy Requirements.
(b)
SpinCo (and, with respect to the SpinCo Business, the Company and each of its Subsidiaries other than SpinCo), has (i) implemented, and for the past three (3) years has maintained, commercially reasonable technical and organizational safeguards to protect Personal Information and other confidential data in its possession or under its control, and (ii) taken commercially reasonable steps to ensure that any third party with access to any Personal Information collected by or on behalf of SpinCo (or, with respect to the SpinCo Business, the Company or any of its Subsidiaries other than SpinCo) has implemented and maintained commercially reasonable safeguards.
(c)
During the past three (3) years: (i) there have been no material breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information (“Security Incident”) maintained by SpinCo (or, with respect to the SpinCo Business, the Company or any of its Subsidiaries other than SpinCo); nor (ii) to the Knowledge of the Company or SpinCo, has any Person processing Personal Information on behalf of SpinCo (and, with respect to the SpinCo Business, the Company or any of its Subsidiaries other than SpinCo) experienced any Security Incidents with respect to such Personal Information. SpinCo (and, with respect to the SpinCo Business, the Company and its Subsidiaries other than SpinCo) have implemented reasonable disaster recovery and business continuity plans.
(d)
To the Knowledge of the Company or SpinCo, the transfer of Personal Information in connection with the Transactions will not violate in any material respect any Privacy Requirements.
5.25
Anti-Bribery, Anti-Corruption and Anti-Money Laundering. None of the Company or the Company’s Subsidiaries (in each case, with respect to the SpinCo Business), SpinCo, or any of their respective directors, officers, employees, agents, or any other Person acting for or on behalf of the SpinCo Business or SpinCo has, directly or indirectly, for the previous five (5) years, (a) made, offered, or promised to make or offer any payment, loan, or transfer of anything of value, including any reward, advantage, or benefit of any kind, to or for the benefit of any Government Official, candidate for public office, political party, or political campaign, for the purpose of (i) influencing any act or decision of such Government Official, candidate, party or campaign, (ii) inducing such Government Official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (iii) obtaining or retaining business for or with any Person, (iv) expediting or securing the performance of official acts of a routine nature, or (v) otherwise securing any improper advantage; (b) paid, offered, or promised to pay or offer any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature; (c) made, offered or promised to make or offer any unlawful contributions, gifts, entertainment, or other unlawful expenditures; (d) established or maintained any unlawful fund of corporate monies or other properties; (e) created or caused the creation of any false or inaccurate books and records of the Company or the Company’s Subsidiaries (in each case, with respect to the SpinCo Business) or SpinCo; or (f) otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or any other Laws relating to corruption, bribery, or money laundering, in each case of clauses (a)-(e), in a manner that would result in a violation of any of the Laws described in clause (f). Within the past five (5) years, none of the Company, the Company’s Subsidiaries, or SpinCo has made any voluntary disclosure to any Governmental Authority relating to corruption, bribery, or money laundering Laws; been the subject of any investigation or inquiry regarding compliance with such Laws; or been assessed any fine or penalty under such Laws.
5.26
Sanctions, Import, and Export Controls. None of the Company or the Company’s Subsidiaries (in each case, with respect to the SpinCo Business), SpinCo, or any of their respective directors, officers, employees, agents, or any other Person acting for or on behalf of the SpinCo Business or SpinCo (a) is a Person with whom transactions are prohibited or limited under any economic sanctions Laws, including those administered by the U.S. government (including, without limitation, the Department of the Treasury’s Office of Foreign Assets Control, the Department of State, or the Department of Commerce), the United Nations Security Council, the European Union, or Her Majesty’s Treasury, or (b) has violated any Laws relating to economic sanctions within the last five (5) years. The Company and the Company’s Subsidiaries (in each case, with respect to the SpinCo Business) and SpinCo are and for the past five (5) years have been in possession of and in compliance with any and all licenses, registrations, and permits that may be required for their lawful conduct under economic sanctions, import, and export control Laws. Within the past five (5) years, none of the Company, the Company’s Subsidiaries, or SpinCo has made any voluntary disclosure to any Governmental Authority relating to sanctions, import, or export control Laws; been the subject of any investigation or inquiry regarding compliance with such Laws; or been assessed any fine or penalty under such Laws.
5.27
No Other Representations and Warranties. Except as expressly set forth in Article VI or in any Transaction Document, the Company and SpinCo each acknowledges and agrees that neither Parent, Merger Sub nor any of their Affiliates, nor any of their respective Representatives has made, or is making, any express or implied representation or warranty whatsoever with respect to Parent, Merger Sub or any of its Affiliates, or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects. Without limiting the generality of the foregoing, except as expressly set forth in Article VI or in any Transaction Document, each of the Company and SpinCo expressly disclaim reliance on any other representations, warranties, statements, information or inducements, oral or written, express or implied, or as to the accuracy or completeness of any statements or other information, made to, or made available to, itself or any of its Representatives, in each case with respect to, or in connection with, the negotiation, execution or delivery of this Agreement, any instrument or other document delivered pursuant to this Agreement or the transactions contemplated by this Agreement, and notwithstanding the distribution, disclosure or other delivery to the Company, SpinCo or any of their Representatives of any document or other information with respect to any one or more of the foregoing.
Article VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as otherwise disclosed or identified in (a) the Parent SEC Documents filed and publicly available on the SEC’s EDGAR database at least two (2) Business Days prior to the date hereof (excluding any disclosures of factors or risks contained or references therein under the captions “Risk Factors” or “Forward-Looking Statements” to the extent they are forward-looking statements and any other similar general, predictive or cautionary statements) or (b) the corresponding section or subsection of the Parent Disclosure Schedule (it being understood that each such disclosure shall also apply to each other representation and warranty contained in this Article VI to the extent that it is reasonably apparent on the face of such disclosure that it is relevant to or applies to such representation or warranty), Parent and Merger Sub hereby represent and warrant to the Company and SpinCo as follows:

6.1
Organization of Parent and Merger Sub.
(a)
Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware and has all requisite corporate power and authority to own, lease and operate its assets in the manner in which such assets are now owned, leased and operated and to conduct its business as it is now being conducted. Parent has made available to the Company true and complete copies of the Governing Documents of Parent. Parent is duly licensed or qualified and in good standing (or equivalent status as applicable) in each jurisdiction in which the assets owned or leased by it or the character of its activities require it to be so licensed or qualified or in good standing (or equivalent status as applicable), except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
(b)
Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware. Merger Sub is a wholly owned Subsidiary of Parent. The copies of the Governing Documents of Merger Sub which were previously furnished or made available to the Company are true and complete copies of such documents as in effect on the date of this Agreement.
6.2
Due Authorization.
(a)
Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is or will be a party at the Effective Time and (subject to the receipt of the Consents described in Section 6.4) to consummate the Transactions. The execution and delivery by each of Parent and Merger Sub of this Agreement and the Transaction Documents to which it is or will be a party at the Effective Time and the consummation by each of Parent and Merger Sub of the Transactions have been duly and validly authorized and approved by all necessary and proper corporate action on its part, and, except as disclosed in Section 6.2 of the Parent Disclosure Schedule, no other corporate action on the part of Parent or Merger Sub is necessary to authorize this Agreement or the Transaction Documents to which it is or will be a party at the Effective Time. Each of this Agreement and the Transaction Documents to which it is or will be a party at the Effective Time has been, or when executed and delivered will be, duly and validly executed and delivered by Parent and (assuming that this Agreement or such other applicable Transaction Documents to which each of the Company or SpinCo is or will be a party at the Effective Time constitutes a legal, valid and binding obligation of each of the Company and SpinCo (as applicable)) constitutes or will constitute a legal, valid and binding obligation of Parent and Merger Sub (as applicable), enforceable against Parent and Merger Sub (as applicable) in accordance with its terms, subject to the Remedies Exception.
6.3
Capital Stock and Other Matters.
(a)
As of February 11, 2025, the authorized Common Stock of Parent was 300,000,000 shares, divided into (i) 200,000,000 shares of Parent Class A Common Stock, 18,199,586 of which were issued and outstanding and (ii) 100,000,000 shares of Parent Class B Common Stock, of which 59,930,000 shares were issued and outstanding ((i) and (ii) collectively, the “Parent Securities”). The foregoing represents all of the issued and outstanding Parent Securities as of February 11, 2025. All issued and outstanding Parent Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Parent’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Parent’s Governing Documents or any Contract to which Parent is a party or otherwise bound.
(b)
Subject to successful filing and acceptance of the Registration Statement, the shares of Parent Common Stock comprising the Merger Consideration Shares, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien (other than applicable state and federal securities Laws), purchase, option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Parent’s Governing Documents, or any Contract to which Parent is a party or otherwise.
6.4
Governmental Consents. No consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority or other Person is required on the part of Parent or Merger Sub with respect to Parent’s or Merger Sub’s execution or delivery of this Agreement or the consummation of the Transactions, except as otherwise disclosed on Section 6.4 of the Parent Disclosure Schedule.
6.5
No Conflict. Subject to the receipt of the Consents described in Section 6.4, the execution and delivery by each of Parent and Merger Sub of this Agreement and the other Transaction Documents to which it is or will be a party at the Effective Time and the consummation by Parent and Merger Sub of the Transactions do not and will not as of the Effective Time: (a) violate any provision of, or result in the material breach of, any Law applicable to Parent and the Parent Subsidiaries or by which any of its assets or properties is bound; (b) with or without lapse of time or the giving of notice or both, require a consent or approval under, conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate or cancel any Parent Material Contract; or (c) violate any provision of the Governing Documents of Parent, or Merger Sub, except, in the case of clauses (a) and (b), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
6.6
Litigation and Proceedings. As of the date of this Agreement, there are no pending or, to the Knowledge of Parent, threatened Actions against Parent or Merger Sub, their respective properties or assets, or, to the Knowledge of Parent, any of their respective directors, managers, officers or employees (in their capacity as such), that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. As of the date of this Agreement, there are no investigations or other inquiries pending or, to the Knowledge of Parent, threatened by any Governmental Authority, against Parent or Merger Sub, their respective properties or assets, or, to the Knowledge of Parent, any of their respective directors, managers, officers or employees (in their capacity as such). As of the date of this Agreement, there is no outstanding Governmental Order imposed upon Parent or Merger Sub, nor are any assets of Parent or Merger Sub’s respective businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. From their respective dates of inception to the date of this Agreement, Parent and Merger Sub have not received any written notice of or been charged with the violation of any Laws, except where such violation has not been, individually or in the aggregate, that would reasonably be expected to have a Parent Material Adverse Effect.
6.7
Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission, for which Parent, Merger Sub or SpinCo would be liable in connection with the transactions contemplated by this Agreement based upon arrangements made by Parent or any Parent Subsidiary.
6.8
SEC Filings. Parent has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since December 27, 2023, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “Parent SEC Filings”). Each of the Parent SEC Filings, as of the

respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Parent SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Parent SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Parent SEC Filings. To the Knowledge of Parent, none of the Parent SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.
6.9
No Other Representations and Warranties. Except as expressly set forth in Article IV and Article V or in any Transaction Document, each of Parent and Merger Sub acknowledges and agrees that neither the Company nor any of its Affiliates (including SpinCo), nor any of their respective Representatives has made, or is making, any representation or warranty whatsoever to with respect to the Company or any of its Affiliates (including SpinCo), or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise). Without limiting the generality of the foregoing, except as expressly set forth in Article IV or Article V or in any Transaction Document, each of Parent and Merger Sub disclaim reliance on any other representations, warranties, statements, information or inducements, oral or written, express or implied, or as to the accuracy or completeness of any statements or other information, made to, or made available to, itself or any of its Representatives, in each case with respect to, or in connection with, the negotiation, execution or delivery of this Agreement.
Article VII

COVENANTS

7.1
Conduct of Business by Parent and Merger Sub Pending the Merger. From the date hereof and prior to the Effective Time (or the earlier termination of this Agreement) (the “Interim Period”), except as (i) required or otherwise contemplated by this Agreement (including as set forth in Section 7.1 of the Parent Disclosure Schedule) or the Transaction Documents, (ii) as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned, delayed or denied) or (iii) as required by applicable Law, Parent shall, and shall cause its Subsidiaries, including Merger Sub, as applicable, to, conduct its operations in the ordinary course of business in all material respects. During the Interim Period, Parent shall, and shall cause its Subsidiaries, including Merger Sub, to comply with, and continue performing under, as applicable, the Governing Documents of Parent. Without limiting the generality of the foregoing, during the Interim Period, except as (i) required or otherwise contemplated by this Agreement (including as set forth in Section 7.1 of the Parent Disclosure Schedule) or the Transaction Documents, (ii) as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned, delayed or denied) or (iii) as required by applicable Law, Parent shall not, and shall cause its Subsidiaries, including Merger Sub, as applicable, not to:
(a)
seek any approval from the Parent Stockholders to amend, modify, restate, waive, rescind or otherwise change the Governing Documents of Parent or Merger Sub;
(b)
(i) make or declare any dividend or distribution to the Parent Stockholders or make any other distributions in respect of any of Parent’s equity interests or Merger Sub capital stock, share capital or equity interests or (ii) split, combine, reclassify or otherwise amend any terms of any shares or series of Parent’s equity interests or Merger Sub capital stock or equity interests; or
(c)
enter into any agreement to do any action prohibited under this Section 7.1.

7.2
Conduct of SpinCo Business Pending the Merger. During the Interim Period (solely with respect to SpinCo or the SpinCo Business), except as (i) required or otherwise contemplated by this Agreement (including as set forth in Section 7.2 of the SpinCo Disclosure Schedule) or the Transaction Documents (including the Separation and Distribution), (ii) as consented to by Parent in writing or (iii) as required by applicable Law, the Company and SpinCo shall, and shall cause and ensure that their respective Subsidiaries, (x) conduct the SpinCo Business in the ordinary course of business in all material respects, (y) use commercially reasonable efforts to manage the SpinCo Business’ working capital and maintain the books and records related to the SpinCo Business consistent with past practice and (z) use commercially reasonable efforts to maintain their respective relations and goodwill with all material suppliers, material customers and other material commercial counterparties and Governmental Authorities (in each case, as related to the SpinCo Business). Without limiting the generality of Section 7.2(a), during the Interim Period (solely with respect to SpinCo or the SpinCo Business), except as (A) required or contemplated by this Agreement (including as set forth in Section 7.2 of the SpinCo Disclosure Schedule), or the Transaction Documents, (B) as consented to by Parent in writing or (C) as required by applicable Law, the Company and SpinCo shall not, and each shall cause its respective Subsidiaries not to (in each case solely with respect to SpinCo or the SpinCo Business):
(a)
amend, modify, restate, waive, rescind or otherwise change the Governing Documents of SpinCo, other than an amendment to the certificate of incorporation of SpinCo to increase the number of authorized or outstanding shares of SpinCo Common Stock in connection with the Distribution in accordance with this Agreement and the Transaction Documents;
(b)
other than as required for the Distribution, (i) declare, set aside or pay any dividends on or make other distributions in respect of any of the Interests of SpinCo (whether in cash, securities or property), except for the declaration and payment of cash dividends or distributions paid on or with respect to a class of Interests of SpinCo that is wholly owned directly or indirectly by SpinCo, (ii) split, combine, subdivide, reduce, or reclassify any of the Interests of SpinCo or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, Interests of SpinCo or (iii) redeem, repurchase or otherwise acquire, or permit any Subsidiary to redeem, repurchase or otherwise acquire, any Interests (including any securities convertible or exchangeable into such Interests) (except for the acquisition by the Company or any of its Subsidiaries of any shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries in connection with the forfeiture of any Company Equity Awards, in each case, in accordance with their respective terms as in effect as of the date hereof);
(c)
other than as contemplated by the Distribution, issue, sell, pledge, dispose of, grant, transfer or encumber, any shares of capital stock of SpinCo of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Interests in SpinCo, or any options, warrants, stock units, or other rights of any kind to acquire any shares of capital stock or other Interests or such convertible or exchangeable securities, or any other ownership interest (including any such interest represented by Contract right), or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance rights, in each case, of SpinCo;
(d)
sell, assign, transfer, convey, lease, license, abandon, mortgage, pledge or permit any Lien on (other than a Permitted Lien) or otherwise dispose of any SpinCo Assets (excluding Intellectual Property, which is the subject of Section 7.2(e) below);
(e)
(i) purchase, sell, license, sublicense, lease, pledge, covenant not to assert, assign, transfer, abandon, cancel, let lapse or expire, or otherwise dispose, transfer or grant any other rights in or with respect to any Intellectual Property (other than with respect to (A) immaterial or obsolete SpinCo Owned Intellectual Property or (B) the grant of non-exclusive licenses of SpinCo Owned Intellectual Property in the ordinary course of business consistent with past practice); or (ii) disclose any material Trade Secrets of the SpinCo Business to any other Person (other than in the ordinary course of business consistent with past practice to a Person bound by adequate and enforceable use restrictions and confidentiality obligations with respect to such Trade Secrets);
(f)
receive, collect, use, store, process, share, safeguard, secure (technically, physically or administratively), dispose of, destroy, disclose, or transfer (including cross-border) any Personal Information (or fail to do any of the foregoing, as applicable) in material violation of any Privacy Requirements;
(g)
merge, combine or consolidate (pursuant to a plan of merger or otherwise) SpinCo with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of SpinCo;
(h)
acquire (including by merger, consolidation, or acquisition of shares or assets), lease or license, (i) any interest in any Person or (ii) any assets of any Person that would be an asset of SpinCo at the Effective Time, other than, in the case of clause (ii), (A) in the ordinary course of business with respect to assets having a value not exceeding $10,000, individually, or $50,000, in the aggregate, the purchase price for which will be paid by the Company or any of its Subsidiaries prior to the Distribution Date;
(i)
repurchase, repay, prepay, refinance or incur any indebtedness for borrowed money, issue any debt securities, engage in any securitization transactions or similar arrangements or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person for borrowed money;
(j)
make any material loans, material capital contributions or material investments in, or advances of money to, in each case, in excess of $10,000 individually or $20,000 in the aggregate, any Person (other than SpinCo), in each case, except for (i) advances to employees or officers of SpinCo for expenses incurred in the ordinary course of the SpinCo Business consistent with past practice and in accordance with the Company’s and its Subsidiaries’ policies in respect thereof or (ii) extended payment terms for customers in the ordinary course of the SpinCo Business consistent with past practice;
(k)
(A) amend or modify in any material respect, terminate (excluding any expiration in accordance with its terms), or waive any material right, benefit or remedy under, any SpinCo Material Contract or (B) enter into any Contract that if entered into prior to the date hereof would be required to be listed on Section 5.6 or Section 5.14(a) of the SpinCo Disclosure Schedule;
(l)
(i) adopt or enter into any Benefit Plan, (ii) grant or provide any change-in-control, severance, termination, retention or similar payments or benefits to any employee or service provider of SpinCo, or that would result in any material Liability to SpinCo, (iii) hire or engage, or make an offer to hire or engage, any officer, employee, service provider or individual independent contractor of SpinCo, or (iv) terminate (without cause) the employment of any SpinCo Employee or engagement of any SpinCo Independent Contractor;
(m)
except as required or permitted by GAAP, make any material change to any financial accounting principles, methods or practices of SpinCo or with respect to the SpinCo Business;
(n)
waive, release, settle, compromise or otherwise resolve any Action, litigation or other proceedings;
(o)
(i) make, change or revoke any material Tax election in respect of the SpinCo Assets or the SpinCo Business that would bind SpinCo for periods following the Effective Time (other than an election reasonably required in connection with the Separation) or (ii) settle or compromise any material Tax liability for which SpinCo would be responsible under any Transaction Document;

(p)
make or commit to make any capital expenditures, on an annualized basis, in the aggregate, in excess of $20,000, in the aggregate;
(q)
disclose or agree to disclose to any Person (other than Parent or any of its representatives) any material Trade Secret or any other material confidential or proprietary information, know-how or process of the Company or any of its Subsidiaries, in each case other than in the ordinary course of business consistent with past practice and pursuant to customary contractual obligations or fiduciary or professional duty to maintain the confidentiality thereof;
(r)
terminate without replacement or fail to use reasonable efforts to maintain any license or permit that is material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;
(s)
waive the restrictive covenant obligations of any current officer of the Company or SpinCo;
(t)
(i) limit the right of the Company or SpinCo to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company or SpinCo, taken as a whole;
(u)
terminate without replacement or amend in a manner materially detrimental to the Company and its Subsidiaries, taken as a whole, any insurance policy insuring the business of the Company or SpinCo; or
(v)
authorize or enter into any Contract to do any of the foregoing or otherwise agree or make any commitment to do any of the foregoing.
7.3
Tax Matters.
(a)
The Company and SpinCo, on the one hand, and Parent, on the other hand, shall cooperate with each other in obtaining, and shall use their respective reasonable best efforts to obtain, any Tax opinions required to be filed with the SEC in connection with the filing of the Registration Statement and shall each use its respective reasonable efforts to cause such opinions to be timely filed.
(b)
At and after the Effective Time, each of the Parties covenants and agrees that it will maintain all books and records and file all federal, state, and local income Tax Returns and schedules thereto of the Parent, SpinCo, and Merger Sub in a manner consistent with the Merger’s being qualified as a reorganization and nontaxable exchange under Section 368(a)(1)(A) of the Code (and comparable provisions of any applicable state or local income Tax Laws); provided, that Parent and Merger Sub make no representations or covenants to the Company, SpinCo or any of their stockholders as to whether the Merger ultimately will be determined to be as such a reorganization.
(c)
No later than sixty (60) days after the Effective Time, the Company shall provide Parent with a schedule setting forth SpinCo’s holding period and adjusted basis for U.S. federal income Tax purposes, as well as any differences thereof for any state or local Tax purposes, as of the Effective Time, of each of the SpinCo Assets and any other assets held by SpinCo as of the Effective Time.
(d)
From and after the Closing Date, the Company will include SpinCo in its consolidated federal income Tax Return, as well as all state or local income Tax Returns for which consolidation is permitted, for all periods through end of the day of the Effective Time. The Company will prepare the initial draft of all income Tax Returns of the Company and its Subsidiaries for each Pre-Closing Tax Period that are required to be filed after the Closing Date. All such income Tax Returns for any Pre-Closing Tax Period must be prepared (i)

in accordance with applicable Law and (ii) consistent with the past practices of the Company except as otherwise required by applicable Law. The Company will give the Parent a reasonable opportunity, and in no event less than thirty (30) days, to review, comment on and approve any income Tax Returns that relate to a Pre-Closing Tax Period of the Company or applicable Subsidiary. The Company will make such revisions to those income Tax Returns as are reasonably requested by the Parent that (i) are consistent with the terms of this Agreement with respect to Tax liabilities related to SpinCo, the SpinCo Assets, or the SpinCo Business and (ii) are in accordance with applicable Tax Law. The parties will cooperate fully and promptly in connection with the preparation and filing of such income Tax Returns, and the Company will timely file all income Tax Returns for each Pre-Closing Tax Period that are required to be filed after the Closing Date. Parent will be responsible for preparing and filing, or causing to be timely prepared and filed, all Tax Returns for each Straddle Period and Post-Closing Tax Period of SpinCo.
(e)
Whenever it is necessary to determine the liability for Taxes of SpinCo for a portion of a taxable year or period that begins on or before and ends after the Closing Date, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax that constitutes a Pre-Closing Tax will be as follows: (i) in the case of any Taxes other than Taxes based upon or related to income, payroll, or receipts, the portion of such Tax constituting a Pre-Closing Tax will equal the amount of such Tax for the entire Tax Period multiplied by a fraction the numerator of which is the number of days in the Tax Period ending at the end of the day of the Effective Time and the denominator of which is the number of days in the entire Tax Period; and (ii) in the case of any Tax based upon or related to income or receipts, the portion of such Tax constituting a Pre-Closing Tax will be determined and apportioned using an interim closing of the books as of the close of business on the day of the Effective Time except that exemptions, allowances or deductions that are calculated on an annual basis will be allocated to the period ending at the end of the day of the Effective Time in the same proportion as the number of calendar days during the Taxable Period through such date bears to the number of calendar days in the entire Taxable Period.
(f)
Parent and the Company will cooperate, as and to the extent reasonably requested by the other of the parties, in connection with the preparation and filing of Tax Returns pursuant to this Agreement. Such cooperation will include the retention and (upon any other party’s request) the provision of records and information that are reasonably relevant to the preparation and filing of any such Tax Return. Parent and the Company will retain all books and records with respect to Tax matters pertinent to SpinCo relating to any Taxable Period beginning on or before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by the Parent or the Company, any extensions thereof) of the respective Taxable Periods, and to abide by all record retention agreements entered into with any Tax authority.
(g)
So long as taxable periods of SpinCo ending on or before, or including, the day of the Effective Time remain open for an assessment of Tax, Parent and the Company will notify the other in writing within ten (10) Business Days after receipt by Parent or the Company of written or oral notice of any pending or threatened audit or assessment with respect to Taxes of SpinCo, the SpinCo Assets or the SpinCo Business relating to any Pre-Closing Tax Period or Straddle Period.
(h)
The Company will not agree to any adjustment, or make any Tax election, that will or may create an increase in Taxes for SpinCo or the Parent in respect of any Tax Period ending after the Closing Date, except with Parent’s prior written consent.
(i)
Notwithstanding Section 10.4, all federal, state, local, foreign and other transfer, sales, use or similar Taxes applicable to, imposed upon or arising out of the Transactions will be paid by the Company.
7.4
Preparation of the Registration Statement.
(a)
Within fourteen (14) Business Days after the execution of this Agreement, Parent, the Company and SpinCo shall jointly prepare and Parent shall file with the SEC the Registration Statement.

(b)
Each of Parent, the Company and SpinCo shall use its reasonable best efforts to have the Registration Statement declared effective as promptly as practicable after such filing (including by responding to comments of the SEC) and to keep such registration statements effective for as long as is necessary to consummate the Transactions, and, prior to the effective date of the Registration Statement, each of Parent, the Company and SpinCo shall take all action reasonably required (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any such jurisdiction) to be taken under any applicable securities Laws in connection with the Parent Share Issuance and the Distribution. As promptly as practicable after the Registration Statement shall have become effective, each of the Company and Parent, as applicable, shall cause the Distribution Documents or the applicable portions of the Registration Statement (including the prospectus included therein), as applicable, to be mailed or made available to the Company’s stockholders, in each case pursuant to applicable Law. No filing of, or amendment or supplement to, the Registration Statement will be made by Parent without providing the Company and SpinCo with a reasonable opportunity to review and comment thereon (and such comments shall be reasonably considered by Parent in good faith). Each Party (as applicable) will use its reasonable best efforts to cause the Distribution Documents and the Registration Statement to comply in all material respects with the applicable requirements of U.S. federal securities Laws.
(c)
Each of Parent, the Company and SpinCo shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Distribution Documents will, at the date they are mailed or made available to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
(d)
If, at any time prior to the Effective Time, any information relating to Parent, the Company or SpinCo, or any of their respective Affiliates, directors or officers, should be discovered by Parent, the Company or SpinCo, which should be set forth in an amendment or supplement to the Registration Statement, so that the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC, and, to the extent required by Law, disseminated to the shareholders of Parent or the Company, as applicable. Each Party shall notify the other Party promptly of the time when the Registration Statement has become effective and of the issuance of any stop order or suspension of the qualification of the shares of Parent Common Stock issuable pursuant to the Merger or shares of SpinCo Common Stock issuable in the Distribution for offering or sale in any jurisdiction. In addition, each Party agrees to provide the other Party and their respective counsel promptly with copies of any written comments or requests for amendments or supplements, and shall promptly inform the other Party of any oral comments or requests for amendments or supplements, that such Party or its counsel may receive from time to time from the SEC with respect to the Registration Statement, promptly after receipt of such comments, and shall provide the other Party with copies of any written or oral responses or correspondence between it or its Affiliates and the SEC related thereto. Each Party and their respective counsel shall be given a reasonable opportunity to review in advance any such written responses and to participate in any discussions or oral material communications with the SEC, and each Party shall reasonably consider in good faith the additions, deletions, comments or changes suggested thereto by the other Party and its counsel.
(e)
Promptly following the final determination, if any, that Parent is required to issue Additional Merger Consideration Shares pursuant to Section 3.3(e), to the extent the Registration Statement does not effect the registration under the Securities Act of the issuance of a sufficient number of shares to include the Additional Merger Consideration Shares, Parent will prepare and file with the SEC a post-effective amendment to the Registration Statement or other registration statement (as determined in Parent’s reasonable discretion) in order to effect the registration under the Securities Act of the issuance of the such Additional Merger Consideration Shares.
7.5
Company Shareholders Meeting. The Company shall call, give notice of, convene and hold a general meeting (the “Company Shareholders Meeting”) as promptly as reasonably practicable following the date on which the Registration Statement is declared effective, for the purpose of obtaining the Company Shareholder Approval; provided, that subject to the requirements of any applicable Law, the Company may (and, in the case of clause (C) on up to two (2) occasions upon the reasonable request of the Parent (and for no more than five (5) Business Days each) shall) postpone or adjourn the Company Shareholders Meeting (A) if a quorum has not been established; (B) after consultation with Parent, to allow reasonable additional time for the filing and mailing of any supplement or amendment to the Proxy Statement as may be required under applicable Law and for such supplement or amendment to be disseminated and reviewed by Company’s shareholders sufficiently in advance of the Company Shareholders Meeting; (C) to allow reasonable additional time to solicit additional proxies, if and to the extent the requisite Company Shareholder Approval would not otherwise be obtained; (D) after consultation with Parent, if otherwise required by applicable Law; or (E) with the prior written consent of Parent; provided, that the Company Shareholders’ Meeting will not be adjourned to a date that is more than thirty (30) days after the date for which the Company Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law). The Company shall advise Parent upon request on a daily basis during each of the last five (5) Business Days prior to the date of the Company Shareholders Meeting as to the aggregate tally of proxies received by Parent with respect to the Company Shareholder Approval and at additional times upon the reasonable request of Parent.
7.6
Reasonable Best Efforts. Each of Parent, the Company and their respective Subsidiaries shall use its reasonable best efforts to promptly take, or cause to be taken, all actions, and to promptly do, or cause to be done, and to assist and cooperate with the other in doing, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement and the other Transaction Documents, as promptly as practicable and in any event prior to the Outside Date, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, from Governmental Authorities and the making of all necessary registrations and filings in connection therewith, and (ii) using its commercially reasonable efforts to obtain all necessary consents, approvals or waivers from third parties.
7.7
Access to Information.
(a)
The Company shall, and shall cause its Subsidiaries, on the one hand, and Parent shall, and shall cause its Subsidiaries, on the other hand, to afford to the other Party and to its respective Representatives, reasonable access, during normal business hours and subject to bona fide policies and procedures established by the other Party, during the Interim Period, in such manner as to not interfere with Parent’s and its Subsidiaries’ business’s or the SpinCo Business’s (as applicable) normal operations, the properties, books and records and appropriate senior-level officers and employees of Parent and its Subsidiaries or the Company and its Subsidiaries (including SpinCo) that are related to the SpinCo Business (as applicable), and shall furnish such Party and its Representatives with such accounting (including accountants’ work papers), financial and operating data and other information concerning the affairs of Parent and its Subsidiaries or the SpinCo Business or SpinCo (as applicable), in each case, as such Party and its Representatives may reasonably request for the purposes of furthering the Transactions or for purposes of preparing for the operation of Parent and the Surviving Corporation post-Closing; provided, that (x) such investigation shall only be upon reasonable notice and at the sole cost and expense of the investigating Party; and (y) nothing in this Agreement shall require any Party to permit any inspection or disclose any information to any other Party that (i) would unreasonably interfere with the conduct of such Party’s business or result in damage to property (other than immaterial damage), except with such other Party’s prior written consent (which may be withheld or denied at its sole discretion), (ii) would cause a violation of any Law, privacy policy or any confidentiality obligations and similar restrictions that may be applicable to such information, or (iii) would jeopardize the attorney-client privilege or other disclosure privilege or protection to such Party; provided, that the Party that would otherwise be required to disclose information to the other shall take any and all reasonable action necessary to permit such disclosure without such loss of privilege or violation of agreement, policy, Law or other restriction, including through the use of commercially reasonable efforts to obtain any required consent or waiver to the disclosure of such information from any third party and through the implementation of appropriate and mutually agreeable “clean room” or other similar procedures designed to limit any such adverse effect of sharing such information by each Party).
7.8
Public Announcements. Except (a) as otherwise expressly contemplated by this Agreement, (b) in connection with any press release, public statement or filing to be issued or made by Parent with respect to any Modification in Recommendation, and (c) for the separate or joint press releases to be issued by the Parties in the forms agreed by the Parties (or any public statement or disclosure that contains or reflects only such information previously disclosed in press releases or other public disclosures made in accordance with this Section 7.8), neither Parent nor the Company will, and each of Parent and the Company will cause its Subsidiaries not to, issue any press release or otherwise make any public statements or disclosure with respect to the Transactions without the prior written consent of the other Party. Notwithstanding the foregoing, to the extent such disclosure is required by applicable Law or the rules of any stock exchange, the Party seeking to make such disclosure will promptly notify the other Party thereof and the Party making such statement will use efforts reasonable under the circumstances to consult in good faith with the other Party thereto prior to making such disclosure in order to allow a mutually agreeable release or announcement to be issued. Notwithstanding the foregoing, any Party may make statements that are consistent with previous public releases made by such Party in compliance with this Section 7.8.
7.9
Defense of Litigation. Parent and the Company shall provide the other Party prompt notice in writing of any Action brought by any stockholder or purported stockholder of such Party against it, any of its Subsidiaries or any of their respective directors and officers (including, with respect to the Company, SpinCo) relating to this Agreement, the Transactions, the Transaction Documents and any of the matters contemplated hereby or thereby, and shall keep the other Party informed on a reasonably current basis with respect to the status thereof and consider any comments or suggestions made by the other Party with respect to the strategy therefor; provided, that prior to the Effective Time, no Party shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Action arising or resulting from the Transactions or consent to the same, without the prior written consent of the other Party to the extent (a) such Action includes the other Party or any of its Subsidiaries, directors or officers as named defendants or (b) such compromise, settlement or arrangement would reasonably be expected to prevent, materially impair, materially delay or otherwise have a material adverse effect on the ability of the Parties to perform their respective obligations hereunder, or to consummate the Transactions in a timely manner.
7.10
No Solicitation.
(a)
The Company shall not, and shall cause its Subsidiaries not to, and shall use reasonable best efforts to cause its and its Subsidiaries’ Representatives not to, directly or indirectly, solicit, initiate, or knowingly take any action to facilitate the submission of any Takeover Proposal or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal, or, subject to Section 7.10(b): (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books, or records of the Company or any of its Subsidiaries to, or knowingly assist, participate in, facilitate, or encourage any effort by, any third party that is seeking to make, or has made, any Takeover Proposal; or (ii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other contract relating to any Takeover Proposal (each, a “Company Acquisition Agreement”). Except as expressly permitted by this Section 7.10(a), the Company Board shall not effect a

Company Adverse Recommendation Change. The Company shall, and shall cause its Subsidiaries to cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities, discussions, or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Takeover Proposal and shall use its commercially reasonable efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of the Company or any of its Subsidiaries that was furnished by or on behalf of the Company and its Subsidiaries to return or destroy (and confirm destruction of) all such information. The Company will be liable for any breach of this Section 7.10(a) by its Representative.
(b)
Notwithstanding Section 7.10(a), prior to the receipt of the Company Shareholder Approval , the Company Board, directly or indirectly through any Representative, may, subject to Section 7.10(c) and Section 7.10(d): (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Takeover Proposal in writing that the Company Board believes in good faith, after consultation with outside legal counsel and its other professional advisors (and, if necessary, contact with such third party to clarify the terms and conditions of such Takeover Proposal), constitutes or would reasonably be expected to result in a Superior Proposal; (ii) thereafter furnish to such third party non-public information relating to the Company or any of its Subsidiaries pursuant to an executed confidentiality agreement; (iii) following receipt of and on account of a Superior Proposal, make a Company Adverse Recommendation Change; and (iv) take any action that any court of competent jurisdiction orders the Company to take (which order remains unstayed). Nothing contained herein shall (i) prevent the Company Board from disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act; (ii) making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d‑9(f) under the Exchange Act or (iii) making any disclosures to the stockholders of the Company with regard to the transactions contemplated by this Agreement or any Takeover Proposal required by Law.
(c)
The Company shall notify Parent promptly (but in no event later than 48 hours) after receipt by the Company (or any of its Representatives) of any Takeover Proposal, any inquiry that could reasonably be expected to lead to a Takeover Proposal, any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books, or records of the Company or any of its Subsidiaries by any third party. In such notice, the Company shall identify the third party making, and details of the material terms and conditions of, any such Takeover Proposal, indication or request. The Company shall keep Parent reasonably informed of material developments affecting the status and material terms of any such Takeover Proposal, indication or request. The Company shall promptly provide Parent with a list of any non-public information concerning the Company’s and any of its Subsidiary’s business, present or future performance, financial condition, or results of operations, provided to any third party, and, to the extent such information has not been previously provided to Parent, copies of such information.
(d)
Except as expressly permitted by this Section 7.10, the Company Board shall not effect a Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the receipt of the Company Shareholder Approval, the Company Board may effect a Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement, if: (i) the Company promptly notifies Parent, in writing, at least two (2) Business Days (the “Superior Proposal Notice Period”) before making a Company Adverse Recommendation Change or entering into (or causing a Subsidiary to enter into) a Company Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that the Company has received a Takeover Proposal, that the Company Board intends to declare a Superior Proposal and that the Company Board intends to effect a Company Adverse Recommendation Change and/or the Company intends to enter into a Company Acquisition Agreement; (ii) the Company includes in such notice a description in reasonable detail of such Superior Proposal and the identity of the third party making such Superior Proposal; (iii) the Company shall, and shall cause its Representatives to, during the Superior Proposal Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this

Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if Parent, in its discretion, proposes to make such adjustments; and (iv) the Company Board determines in good faith, after consulting with outside legal counsel and its other professional advisors, that such Takeover Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by Parent during the Superior Proposal Notice Period in the terms and conditions of this Agreement.
(e)
Notwithstanding anything to the contrary in the foregoing, the Company Board may effect a Company Adverse Recommendation Change, after the date of this Agreement but prior to the receipt of the Company Shareholder Approval, if: (i) prior to effecting the Company Adverse Recommendation Change, the Company Board determines in good faith, after consulting with outside legal counsel and its other professional advisors, that the failure to effect such Company Adverse Recommendation Change, would be reasonably likely to result in a violation of its fiduciary duties under applicable Law, (ii) the Company Board shall notify Parent, in writing, at least five (5) Business Days before taking such action of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination and (iii) at the end of such notice period, the Company Board takes into account any amendment or modification to this Agreement proposed by Parent and determines in good faith, after consulting with outside legal counsel and its other professional advisors, that the failure to effect such Company Adverse Recommendation Change, would, nevertheless, be reasonably likely to result in a violation of its fiduciary duties under applicable Law.
7.11
Section 16 Matters. Prior to the Effective Time, each of Parent, the Company and SpinCo shall take all such steps as may be required (to the extent permitted by applicable Law) to cause any dispositions of SpinCo Common Stock or acquisitions of Parent Common Stock resulting from the Transactions, including the Distribution, directly or indirectly, by each individual, if any, who is subject to Section 16(a) of the Exchange Act with respect to Parent or SpinCo, as applicable, as an officer or director thereof to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with (and to the extent permitted by) applicable SEC rules and regulations and interpretations of the SEC staff.
7.12
Control of Other Party’s Business. Nothing contained in this Agreement shall give the Company or SpinCo, directly or indirectly, the right to control or direct Parent or its Subsidiaries’ operations prior to the Effective Time. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company, including the SpinCo Business, prior to the Effective Time. Prior to the Effective Time, each of the Company, SpinCo and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.
7.13
SpinCo Share Issuance. Prior to the Effective Time, SpinCo will take all actions necessary to authorize the issuance of a number of, or stock split of, shares of SpinCo Common Stock such that the total number of shares of SpinCo Common Stock outstanding immediately prior to the Effective Time will equal the number of shares of Company Common Stock entitled to receive the Distribution outstanding immediately prior to the Effective Time in accordance with the terms of the Separation and Distribution Agreement. Each of the Company and SpinCo shall effect such amendments, filings or other actions with respect to its respective Governing Documents as are necessary to effect the Distribution in accordance with the terms of this Agreement and the Separation and Distribution Agreement.
7.14
Transaction Documents. Parent shall, or shall cause its applicable Subsidiaries to, execute and deliver to the Company at or prior to the Closing each of the Transaction Documents to which it or any such Subsidiary is or will be a party at the Effective Time. The Company shall, or shall cause its applicable Subsidiaries to, including SpinCo, execute and deliver to Parent at or prior to the Closing each of the Transaction Documents to which it or any such Subsidiary is or will be a party at the Effective Time.
7.15
NYSE American Listing.

(a)
Parent shall prepare and submit to NYSE American a listing application, if required under NYSE American rules, covering the shares of Parent Common Stock issuable in the Merger, and shall use its reasonable best efforts to cause the shares of Parent Common Stock issuable pursuant to the Merger to be approved for listing on the NYSE American, subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Effective Time.
(b)
Parent will use commercially reasonable efforts to (i) maintain the listing and trading of Parent Common Stock on the NYSE American, for so long as Parent qualifies for such listing under the rules and regulations of the NYSE American, and (ii) comply in all material respects with Parent’s reporting, filing, and other obligations under the rules an regulations of the NYSE American. In the event that Parent Common Stock is no longer eligible for listing and trading on the NYSE American, Parent will use commercially reasonable efforts to secure the listing or quotation of Parent Common Stock on a Nasdaq market or the American Stock Exchange (if such listing is permitted by the bylaws, rules or regulations of any of the foregoing) and to comply in all material respects with Parent’s reporting, filing and other obligations under the bylaws or rules of such exchanges.
7.16
Takeover Statutes. If any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other form of antitakeover Law shall become applicable to the Transactions, Parent, Merger Sub and their respective boards of directors shall use all reasonable efforts to grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.
7.17
Obligations of Merger Sub and SpinCo. Parent shall take all action necessary to cause Merger Sub to perform its obligations and take any actions contemplated or required under this Agreement or the Transaction Documents or to consummate the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement. The Company shall take all action necessary prior to the Effective Time to cause SpinCo to perform its obligations and to take any actions contemplated or required to be taken by SpinCo under this Agreement or the Transaction Documents to consummate the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement and the Separation and Distribution Agreement.
7.18
Further Assurances.
(a)
Except as otherwise expressly provided in this Agreement, the Parties shall, and shall cause their respective Affiliates to, use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under this Agreement, any other Transaction Document or applicable Law as may be required to carry out the provisions of this Agreement or such other Transaction Document, as applicable, and to consummate and make effective the Merger and the other Transactions (other than with respect to the matters covered in Section 7.5, which shall be governed by the provisions of Section 7.5 and any consents required in connection with the Separation, which shall solely be governed by the Separation and Distribution Agreement). In furtherance and not in limitation of the foregoing, each Party shall use commercially reasonable efforts to obtain all consents, approvals or waivers from third parties necessary in connection with the Merger (other than with respect to the matters covered in Section 7.5, which shall be governed by the provisions of Section 7.5 and any consents required in connection with the Separation, which shall solely be governed by the Separation and Distribution Agreement); provided, that no Party or any of its Affiliates shall be required to commence any litigation, offer or pay any money, or otherwise grant any accommodation (financial or otherwise) to any third party with respect to the foregoing. The failure to obtain any consents, approvals or waivers from third parties shall not in and of itself constitute a breach of this Agreement.

(b)
Parent will use good faith, commercially reasonable efforts (which efforts does not require any payments from Parent) to assist the Company in obtaining the consent set forth in Section 2.3(a)(v) of the Company Disclosure Schedule.
(c)
During the Interim Period, the Company and Parent will cooperate with each other to identify assets that are necessary or desirable to be included among the SpinCo Assets. Notwithstanding the list of SpinCo Assets set forth in the Separation and Distribution Agreement, if, during the Interim Period, Parent or the Company identify any asset of the Company or its Affiliates that (i) is not listed among the SpinCo Assets in the Separation and Distribution Agreement, and (ii) is necessary or desirable in connection with the operation of the SpinCo Business, then Parent, Company, and SpinCo will take appropriate measures to amend the Separation and Distribution Agreement to include such asset among the SpinCo Assets, but only if Parent agrees, in its absolute discretion, to include such asset among the SpinCo Assets.
7.19
Financial Statements. During the Interim Period and from and after the Closing, the Company shall use reasonable best efforts, in connection with the filing of the Registration Statement and any other applicable SEC filings, to (i) cooperate with Parent to prepare pro forma financial statements that comply with the rules and regulations of the SEC to the extent required for SEC filings, including the requirements of Regulation S-X, and (ii) provide and make reasonably available upon reasonable notice, the senior management employees of the Company to discuss the materials prepared and delivered pursuant to this Section 7.19.
7.20
D&O Indemnification and Insurance. For a period of six (6) years from and after the Effective Time, the Company shall indemnify and hold harmless each present and former director, officer or employee of SpinCo against any costs or expenses (including reasonable attorneys’ fees), judgements, fines, losses, claims, damages or liabilities incurred in connection with any claims, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or any of its Subsidiaries (including the SpinCo), as the case may be, would have been permitted under the Governing Documents of SpinCo or the Company as in effect on the date hereof to indemnify such Person (including promptly advancing expenses as incurred to the fullest extent permitted under such Governing Documents). Without limiting the foregoing, the Company shall (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its Governing Documents concerning the indemnification and exculpation (including provisions relating to expense advancement) of SpinCo’s respective former and current officers, directors or employees that are no less favorable to those Persons than the provisions of the Governing Documents of the Company as of the date hereof and (ii) not to amend, repeal, waive or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by applicable Law.
7.21
Contribution of Surviving Corporation to LGM Enterprises. Promptly following the consummation of the Merger, Parent shall (i) (A) cause the Surviving Corporation to convert to a limited liability company, and (B) at least one day following the conversion of the Surviving Corporation to a limited liability company, Parent shall contribute all of the equity of the Surviving Corporation to LGM Enterprises, LLC in exchange for the issuance of a number of Common Units of LGM Enterprises, LLC (as defined in LGM Operating Agreement) equal to the Merger Consideration Shares such that the number of Common Units of LGM Enterprises, LLC held by Parent shall maintain a one-to-one ratio to the number of shares of issued and outstanding Parent Common Stock pursuant to Section 4.12 of the LGM Operating Agreement, or (ii) take such other action in its discretion such that the number of Common Units of LGM Enterprises, LLC held by Parent shall maintain a one-to-one ratio to the number of shares of issued and outstanding Parent Common Stock pursuant to Section 4.12 of the LGM Operating Agreement.

7.22
Company Financing. The Company will use good faith, commercially reasonable efforts to maximize the amount of Cash included in the SpinCo Assets, including using good faith commercially reasonable efforts to enter into the Interim Financing Agreement.
Article VIII

CONDITIONS TO THE MERGER

8.1
Conditions to the Obligations of SpinCo, the Company, Parent and Merger Sub to Effect the Merger. The respective obligations of each Party to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law, waiver by the Company and Parent) at or prior to the Closing of the following conditions:
(a)
(i) all Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods (and any extensions thereof) in respect thereof shall have expired or been terminated; and (ii) there shall not be in effect any voluntary agreement between the Parent or the Company and any Governmental Authority pursuant to which Parent or the Company has agreed not to consummate the Transactions for any period of time;
(b)
the Separation and the Distribution and the other transactions contemplated by the Separation and Distribution Agreement shall have been consummated in accordance with the Separation and Distribution Agreement;
(c)
(i) the Registration Statement shall have become effective in accordance with the Securities Act or the Exchange Act, as applicable, and shall not be the subject of any stop order by the SEC or actual or threatened proceedings by a Governmental Authority seeking such a stop order; and (ii) the applicable notice periods required by applicable stock exchange rules or securities Laws in connection with the Distribution, if any, shall have expired;
(d)
each of the Company Shareholder Approval and SpinCo Shareholder Approval shall have been obtained;
(e)
no Governmental Authority of competent jurisdiction shall have enacted, issued or granted any Law (whether temporary, preliminary or permanent), in each case that is in effect and which has the effect of restraining, enjoining or prohibiting the consummation of the Transactions; and
(f)
the shares of Parent Common Stock issuable pursuant to the Transactions shall have been approved for listing on NYSE American, subject to official notice of issuance.
8.2
Additional Conditions to the Obligations of the Company and SpinCo. The obligation of the Company and SpinCo to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law, waiver by the Company) at or prior to the Closing of the following additional conditions:
(a)
Parent and Merger Sub shall each have performed and complied in all material respects with the obligations, covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Effective Time;
(b)
all representations and warranties made by Parent and Merger Sub set forth in Article VI (other than the representations and warranties referenced in the second and third sentences of this Section 8.2(b)), without giving effect to materiality, Parent Material Adverse Effect or similar qualifications, shall be true and correct in all respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date), except to the extent the failure of such representations and warranties to be true and correct (without giving effect to materiality, Parent Material Adverse Effect or similar qualifications) would not have, individually or in the aggregate, a Parent Material Adverse Effect. The representations and warranties made by Parent set forth in Section 6.1(a), the first and third sentences of Section 6.1(b), the entirety of Section 6.2, Section 6.3 (other than the first two sentences of Section 6.3(a)) and Section 6.7 shall be true and correct in all material respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date). The representations and warranties made by Parent set forth in the first two (2) sentences of Section 6.3(a) shall be true and correct in all respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (other than for de minimis deviations in the case of the representations and warranties set forth in the first two (2) sentences of Section 6.3(a), and except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date);
(c)
Parent shall have delivered to the Company the certificate referenced in Section 2.3(b)(ii) dated as of the Closing Date signed by an authorized officer of Parent certifying that each of the conditions set forth in Section 8.2(a), (b) and (d) have been satisfied;
(d)
Parent and Merger Sub shall have executed and delivered the applicable Transaction Documents, and to the extent applicable, performed and complied with the obligations, covenants and agreements thereunder required to be performed by them prior to the Effective Time in all material respects, and each such agreement shall be in full force and effect;
(e)
No Parent Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date that is continuing; and
(f)
The Company must have executed a securities purchase agreement by and between the Company and a third-party investor (the “Interim Financing Investor”) (which shall be in full force and effect as of the Closing and shall not have been rescinded or otherwise terminated), pursuant to which the Company issues the Interim Financing Investor a warrant to purchase up to $50 million worth of shares of the Company’s newly-designated Series C Convertible Preferred Stock under terms, conditions and structure generally similar to the Ionic Agreement (the “Interim Financing Agreement”).
8.3
Additional Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law, waiver by Parent) at or prior to the Closing of the following additional conditions:
(a)
Each of SpinCo and the Company shall each have performed and complied in all material respects with the obligations, covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Effective Time;
(b)
all representations and warranties made by the Company set forth in Article IV and Article V (other than the representations and warranties referenced in the second and third sentences of this Section 8.3(b)), without giving effect to materiality, “Company Material Adverse Effect”, “SpinCo Material Adverse Effect” or similar qualifications, shall be true and correct in all respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date), except to the extent the failure of such representations and warranties to be true and correct (without giving effect to materiality, “Company Material Adverse Effect”, “SpinCo Material Adverse Effect” or similar qualifications) would not have, individually or in the aggregate, a SpinCo Material Adverse Effect, solely with respect to the representations and warranties set forth in Article V, or Company Material Adverse Effect, solely with respect to the representations and warranties set forth in Article IV. The representations and warranties made by the Company set forth in the first three (3) sentences of Section 4.1, Section 4.2, Section 4.6, Section 4.7, Section 5.1, Section 5.2, Section 5.3 (other than the first sentence of Section 5.3(a)), and Section 5.19 shall be true and correct in all material respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date). The representations and warranties made by the Company set forth in the first sentence of Section 5.3(a) and the entirety of each of Section 5.3(b) and Section 5.21 shall be true and correct in all respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (other than for de minimis deviations in the case of the representations and warranties set forth in the first sentence of Section 5.3(a), and except in the case of other than in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date);
(c)
No SpinCo Material Adverse Effect or Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date that is continuing;
(d)
The Company shall have delivered to Parent the certificate referenced in Section 2.3(a)(i) dated as of the Closing Date signed by an authorized officer of the Company certifying that each of the conditions set forth in Section 8.1(b) and Section 8.3(a), (b), (c), (e) and (f) have been satisfied;
(e)
SpinCo and the Company (or such other applicable Subsidiary of the Company) shall have executed and delivered each of the applicable Transaction Documents, and to the extent applicable, performed and complied with the obligations, covenants and agreements to be performed thereunder by them prior to the Effective Time in all material respects, and each such agreement shall be in full force and effect;
(f)
As of the Closing Date and after payment in full of any Unpaid Transaction Expenses, SpinCo must have Net Cash of at least twelve million dollars ($12,000,000);
(g)
The Company shall have, or shall have caused SpinCo to have, delivered to Parent the certificates, consents and other documents described in Section 2.3(a);
(h)
Each of the Stockholder Support Agreements delivered concurrently with the execution and delivery of this Agreement shall be in full force and effect as of the Closing and shall not have been rescinded or otherwise terminated; and
(i)
Each officer and director of SpinCo shall resign, effective as of the Effective Time, from each of his or her positions as an officer or director of SpinCo.
(j)
The board of directors of Parent must not have made an Adverse Determination.
(k)
The Company must have executed the Interim Financing Agreement (which shall be in full force and effect as of the Closing and shall not have been rescinded or otherwise terminated).

Article IX

INDEMNIFICATION

9.1
Survival of Representations, Warranties and Covenants. The obligations, covenants and agreements that by their terms are to be performed following the Closing pursuant to any Transaction Document,

including the Separation and Distribution Agreement, or this Agreement shall survive the Effective Time in accordance with their terms and all other obligations, covenants and agreements herein and therein shall terminate and shall not survive the Closing, except with respect to any such obligations, covenants and agreements made by the Company, which shall survive the Closing until fully performed in accordance with their terms. None of the representations or warranties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the Effective Time, except that the representations and warranties of the Company contained in this Agreement, any Transaction Document or in any certificate or instrument delivered pursuant to this Agreement or any Transaction Document shall survive the Closing though and including the date that is twelve (12) months following the Closing Date. The period of time a representation, warranty, covenant, agreement or obligation survives the Closing pursuant to this Section 9.1 shall be the “Survival Period” with respect to such representation, warranty, covenant, agreement or obligation. In the event that notice of any claims for indemnification under this Article 9 shall have been given within the applicable Survival Period and such claim has not been finally resolved by the expiration of such Survival Period, the representations, warranties, covenants, agreement or obligations that are the subject of such claim shall survive for purposes of resolving such claim until such matters are finally resolved.
9.2
Indemnification by Company. From and after the Closing, the Company shall indemnify and hold the Parent Indemnitees harmless from and against, and pay to the applicable Parent Indemnitees the amount of any and all Losses asserted against, suffered by, imposed upon, or incurred by such Parent Indemnitee based upon, relating to or arising from:
(a)
any breach or inaccuracy of any representation or warranty in Article IV or Article V, other than any Fundamental Representation, as of the date hereof or as of the Closing as if made at and as of the Closing;
(b)
any breach or inaccuracy of any Fundamental Representation as of the date hereof or as of the Closing as if made at and as of the Closing;
(c)
any breach or default of any of the covenants, agreements or obligations made herein by the Company;
(d)
(i) any breach or non-fulfillment of any covenant or agreement made by the Company related to Tax matters, (ii) any inaccuracy in, misrepresentation of, or breach of the representations and warranties of the Company contained in Section 4.9 or Section 5.12, (iii) all Taxes of the Company; (iv) all Taxes imposed upon SpinCo or the ownership or operation of the SpinCo Assets or SpinCo Business with respect to any periods before and through the end of the day of the Effective Time, including, without limitation, in the case of Taxes with respect to any Taxable Period that includes but does not end on the date of the Effective Time, all Taxes that are allocable to the portion of such taxable year or period including the day of the Effective Time, (v) all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which SpinCo is or was a member on or before the day of the Effective Time, including Taxes pursuant to Treasury regulations Section 1.1502-6 (or any corresponding or similar provision of foreign, state, or local Tax Law, (vi) all Taxes of any Person other than SpinCo that are imposed on SpinCo as a transferee or successor, by Contract or agreement, pursuant to any Law, and (vii) all Losses arising, directly or indirectly, from or in connection with any of the foregoing clauses (i) through (vi);
(e)
any Jet.AI Retained Liabilities;
(f)
any Taxes related to, or arising from, the Separation and Distribution Agreement and the transactions contemplated therein.
9.3
Claims for Indemnification. The procedures for indemnification under this Agreement will be as follows:

(a)
The Parent Indemnitee seeking indemnification hereunder (a “Claimant”) will promptly give notice to the Company of any demand, suit, assertion of liability or claim. If the claim relates to an action, suit or proceeding filed by another Person against the Claimant (a “Third-Party Claim”), then such notice will be given by the Claimant within twenty (20) Business Days after written notice of such action, suit or proceeding is given to the Claimant and will include true, correct and complete copies of all suit, service and claim documents. The failure or delay of the Claimant to provide any such notice or deliver such copies will not release the Company from any of its obligations under this Article IX unless (and then solely to the extent that) the Company is materially prejudiced thereby.
(b)
With respect to claims solely between a Parent Indemnitee and the Company, the notice by the Claimant shall describe the claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Claimant. Following receipt of notice from the Claimant of a claim, the Company will have thirty (30) days to make such investigation of the claim as the Company reasonably deems necessary or desirable, and the Claimant agrees to make available to the Company and its authorized Representatives all information relevant and necessary to substantiate the claim, except to the extent any attorney-client privilege would thereby be vitiated. If the Claimant and the Company agree at or prior to the expiration of such thirty (30)-day period to the validity and amount of such claim, then the Company will promptly pay to the Claimant the full amount of the claim, subject to the terms and limitations hereof. If the Claimant and the Company do not reach any such agreement within such thirty (30)-day period, then the Claimant may seek an appropriate remedy at law or in equity, as applicable, subject to the terms and limitations hereof. If the Company fails to respond to the Claimant within such thirty (30)-day period then the Company shall be deemed to have agreed to the full amount of the claim.
(c)
Third-Party Claims.
(i)
With respect to any Third-Party Claim, the Company will be entitled to assume and maintain control of the defense and settlement of such Third-Party Claim if each of the following conditions (collected referred to as the “Conditions”) are satisfied: (A) the Third-Party Claim seeks solely monetary damages, (B) the Company reasonably demonstrates that it has the financial resources necessary to defend the matter and fulfill its indemnity obligations, (C) the Third-Party Claim does not involve an Action by a Governmental Authority against Claimant and (D) the Company covenants to and will defend the Third-Party Claim actively, diligently and in good faith.
(ii)
If the Company satisfies the Conditions, the Claimant will notify the Company that it has the right to assume and maintain control of the defense and settlement of such Third-Party Claim. The Company may exercise its right within thirty (30) days after receipt of such notice. If the Company exercises its right to assume and maintain control of the defense and settlement of the Third-Party Claim, it must use counsel reasonably satisfactory to the Claimant, which counsel will be at the sole expense of the Company. Additionally, if the Company exercises such right to assume such control, then the Claimant will be entitled to participate in the defense, compromise or settlement of such Third-Party Claim and to employ counsel at its own expense to assist in the handling of such Third-Party Claim. In such event, counsel selected by the Company will be required to reasonably cooperate with such counsel of the Claimant in such defense, compromise or settlement.
(iii)
If the Company does not assume the defense of the Third-Party Claim, does not comply with the foregoing provisions of this Section 9.3(c), or is not entitled to assume such defense, then the Claimant will be entitled to assume and control such defense.
(iv)
If the Company is permitted and has assumed and is maintaining the defense of any such claim or demand as set forth above, then it will have the power and authority to settle or consent to the entry of judgment of such Third-Party Claim without the consent of the Claimant only if (i) the judgment or settlement results solely in the payment by the Company of the full amount of money damages, and (ii) the judgment or settlement includes a full and complete release of the Claimant from any and all liability thereunder. In all other events, the Company will not consent to the entry of judgment or enter into any settlement without the prior written consent of the Claimant. A Parent Indemnitee will not, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened Action for which indemnification is sought hereunder.
9.4
Limitations on Indemnification.
(a)
Except for Losses arising as a result of Actual Fraud or Willful Breach, as to which the limitations of this Section 9.4(a) shall not apply, the Company shall not have any indemnification obligations under Section 9.2(a) unless and until the claims asserted against the applicable Indemnitor exceed $50,000.00 in the aggregate (the “Indemnification Threshold”), at which time the applicable Parent Indemnitee shall be entitled to recover the full amount of Losses from the first dollar.
(b)
Except for Losses arising as a result of Actual Fraud or Willful Breach, as to which the limitations of this Section 9.4(b) shall not apply, the Company shall not have any indemnification obligations under Section 9.2(a) in excess of 20% of the Initial Purchase Price.
(c)
No Party shall be liable for any exemplary or punitive Losses (except to the extent actually awarded to a third party as part of a third-party claim).
9.5
Materiality. For purposes of determining the existence of any breach or inaccuracy of any representation, warranty, covenant or agreement set forth in this Agreement, or the amount of any Losses in respect thereof, any materiality, Company Material Adverse Effect or SpinCo Material Adverse Effect standard contained therein shall be disregarded.
Article X

TERMINATION

10.1
Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time:
(a)
by mutual written agreement of the Company and Parent;
(b)
by the Company or Parent, if the Closing shall not have occurred on or prior to June 30, 2025 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to any Party whose action or failure to comply with its obligations under this Agreement or any of the other Transaction Documents has been the primary cause of, or has primarily resulted in, the failure of the Closing to occur on or prior to such date;
(c)
by the Company or Parent, if any Law shall have been promulgated, entered, enforced, enacted or issued and in effect or shall have been deemed to be applicable to the Merger or the other Transactions, including the Distribution, by any Governmental Authority of competent jurisdiction which permanently prohibits, restrains or makes illegal the consummation of the Merger or the other Transactions, and such Law shall have become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to any Party whose action or failure to perform any of its obligations under this Agreement or any of the Transaction Documents is the primary cause of, or primarily resulted in, the enactment or issuance of any such Law;

(d)
by Parent upon written notice to the Company, in the event of a breach of any representation, warranty, covenant or agreement on the part of the Company or SpinCo, such that the conditions specified in Section 8.3(a) or Section 8.3(b) would not be satisfied at the Closing, and which, (i) with respect to any such breach that is capable of being cured, is not cured by the Company or SpinCo by the earlier of: (x) fifteen (15) days after receipt of written notice thereof; or (y) the Outside Date, or (ii) is incapable of being cured prior to the Outside Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 10.1(d) if Parent or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement to the extent such breach or breaches would give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b);
(e)
by the Company upon written notice to Parent, in the event of a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Sub such that the conditions specified in Section 8.2(a) or Section 8.2(b) would not be satisfied at the Closing, and which, (i) with respect to any such breach that is capable of being cured, is not cured by Parent by the earlier of: (x) fifteen (15) days after receipt of written notice thereof; or (y) the Outside Date, or (ii) is incapable of being cured prior to the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.1(e) if the Company or SpinCo is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement to the extent such breach or breaches would give rise to the failure of a condition set forth in Section 8.3(a) or Section 8.3(b);
(f)
by the Company or Parent, if the Company Shareholder Approval shall not have been obtained, or by the Parent if the SpinCo Shareholder Approval shall not have been obtained; and
(g)
By the Company prior to the Registration Statement being declared effective by the SEC, in order to accept a Superior Proposal and enter into, immediately following such termination, a binding and definitive written Contract with respect to such Superior Proposal, provided, that (x) the Company has complied with its covenants and agreements under Section 7.10 and (y) the Company pays the Parent Expense Reimbursement Amount to Parent in accordance with Section 10.3.
10.2
Effect of Termination. In the event of termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become null and void and have no effect, without any Liability on the part of any Party except as set forth in Section 10.3; provided, that no such termination shall relieve any Party of any liability or damages resulting from Actual Fraud or Willful Breach; provided, further, that this Section 10.2, Section 10.3, Section 10.4 and Article XI hereof shall survive any termination of this Agreement.
10.3
Parent Expense Reimbursement Amount.
(a)
In the event that this Agreement is terminated (i) by Parent pursuant to Section 10.1(d), or (ii) by Parent or the Company pursuant to Section 10.1(f) or Section 10.1(g), the Company shall pay to Parent, the Parent Expenses (the “Parent Expenses Reimbursement Amount”) by wire transfer of immediately available funds to an account designated by Parent in writing no later than one (1) Business Day after the date on which Parent delivers to the Company a written invoice for the Parent Expenses. As used herein, “Parent Expenses” means the amount of all reasonable and documented out-of-pocket fees and expenses incurred or paid by Parent and its Affiliates in connection with this Agreement and the Transactions, including fees and expenses of law firms, accounting firms, financial advisors, outside experts, third-party services providers, and consultants.
(b)
In addition to payment of the Parent Expenses Reimbursement Amount, in the event that this Agreement is terminated by the Company pursuant to Section 10.1(g), concurrently with such termination, the Company shall also be obligated to pay Parent a termination fee of $650,000 (the “Parent Termination Fee”), by wire transfer of immediately available funds to an account designated by Parent in writing.

(c)
If the Company fails to pay promptly the Parent Expenses Reimbursement Amount or the Parent Termination Fee, as applicable, and in order to obtain such payment, the Parent commences an Action that results in a judgment against the Company for any amount owed thereby under this Section 10.3, the Company shall reimburse Parent for its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Action, together with interest on such amount at a rate equal to (x) the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, plus (y) five percent (5%).
(d)
Each of the Parties acknowledges that (i) the agreements contained in this Section 10.3 are an integral part of the Transactions, (ii) without these agreements, the Parties would not enter into this Agreement and (iii) the payment of the Parent Expenses Reimbursement Amount and Parent Termination Fee does not constitute a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.
10.4
Fees and Expenses. Except as otherwise provided in the Separation and Distribution Agreement or this Agreement, including this Section 10.4, and, if applicable, payment of the Parent Expenses Reimbursement Amount pursuant to Section 10.3, all fees and expenses incurred by the Parties shall be borne solely by the Party that has incurred such fees and expenses, whether or not the Merger is consummated.
Article XI

MISCELLANEOUS

11.1
Governing Law; Jurisdiction. This Agreement, and all claims, disputes, controversies or causes of action (whether in contract, tort, equity or otherwise) that may be based upon, arise out of or relate to this Agreement (including any schedule or exhibit hereto) or the negotiation, execution or performance of this Agreement (including any claim, dispute, controversy or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each of the Parties agrees that any Action related to this agreement shall be brought exclusively in the Court of Chancery of the State of Delaware or, if under applicable Law, exclusive jurisdiction over such matter is vested in the federal courts, any federal court in the State of Delaware and any appellate court from any thereof (the “Chosen Courts”). By executing and delivering this Agreement, each of the Parties irrevocably: (i) accepts generally and unconditionally submits to the exclusive jurisdiction of the Chosen Courts for any Action relating to this Agreement, including any Action brought for any remedy contemplated by Section 11.7; (ii) waives any objections which such party may now or hereafter have to the laying of venue of any such Action contemplated by this Section 11.1 and hereby further irrevocably waives and agrees not to plead or claim that any such Action has been brought in an inconvenient forum; (iii) agrees that it will not attempt to deny or defeat the personal jurisdiction of the Chosen Courts by motion or other request for leave from any such court; (iv) agrees that it will not bring any Action contemplated by this Section 11.1 in any court other than the Chosen Courts; (v) agrees that service of all process, including the summons and complaint, in any Action may be made by registered or certified mail, return receipt requested, to such party at their respective addresses provided in accordance with Section 11.2 or in any other manner permitted by Law; and (vi) agrees that service as provided in the preceding clause (v) is sufficient to confer personal jurisdiction over such party in the Action, and otherwise constitutes effective and binding service in every respect. Each of the parties hereto agrees that a final judgment in any Action in a Chosen Court as provided above may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, and each party further agrees to the non-exclusive jurisdiction of the Chosen Courts for the enforcement or execution of any such judgment.

11.2
Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the national mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other internationally recognized overnight delivery service or (d) when delivered by facsimile (solely if receipt is confirmed) or email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows:

if to the Company or SpinCo, to:

Jet.AI Inc.

10845 Griffith Peak Dr. – Suite 200

Las Vegas, NV 89135

Attn: Mike Winston, Executive Chariman

Telephone: (702) 747-4000

Email: mike@jet.ai

with a copy (which shall not constitute notice) to:

Dykema Gossett PLLC

111 E. Kilbourn Ave. – Suite 1050

Milwaukee, WI 53202

Attn: Kate Bechen and Andrew Frost

Telephone: (414) 488-7333 and (414) 488-7330

Email: KBechen@dykema.com and AFrost@dykema.com

if to Parent, to:

flyExclusive, Inc.

2860 Jetport Road

Kinston, NC 28504

Attn: Brad Garner, Chief Financial Officer

Telephone: (252) 414-4122

Email: brad.garner@flyexclusive.com

with a copy (which shall not constitute notice) to:

Wyrick Robbins Yates and Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, NC 27607

Attn: Larry E. Robbins and David P. Creekman

Telephone: (919) 781-4000

Email: lrobbins@wyrick.com and dcreekman@wyrick.com

or to such other address or addresses as the Parties may from time to time designate in writing by like notice.

11.3
Headings. The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.
11.4
Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the Transaction Documents constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings between the Parties with respect to such subject matter.

11.5
Amendments and Waivers.
(a)
Any Party may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or (without limiting Section 11.5(b)) agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement. No waiver by any of the Parties of any breach hereunder shall be deemed to extend to any prior or subsequent breach hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.
(b)
This Agreement may be amended or modified, in whole or in part, only by a duly authorized agreement in writing executed by the Parties in the same manner (but not necessarily by the same Persons) as this Agreement, and which makes reference to this Agreement.
11.6
Assignment; Parties in Interest; Non-Parties.
(a)
No Party may assign its rights or delegate its duties under this Agreement without the prior written consent of the other Parties. Any attempted assignment or delegation in breach of this Section 11.6 shall be null and void. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any rights or remedies under or by reason of this Agreement, except as provided in Section 11.6(b) (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).
(b)
Notwithstanding anything to the contrary in this Agreement, it is hereby agreed and acknowledged that this Agreement may only be enforced against, and any claims of action that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement may only be made against, the Parties hereto, and no former, current or future Affiliates, officers, directors, managers, employees, equityholders, lenders, financing sources, managers, members, partners, agents or representatives of any Party, in each case, who is not a Party to this Agreement, shall have any liability for any obligations of the Parties hereto or for any claim based on, in respect of, or by reason of, the Transactions.
11.7
Specific Performance.
(a)
The Parties agree and acknowledge that the failure to perform under this Agreement will cause an actual, immediate and irreparable harm and injury and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that, (i) each of the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement by any other Party and to specifically enforce the terms and provisions of this Agreement, and (ii) prior to the Closing or any termination of this Agreement in accordance with Section 10.1, damages shall be awarded only in a case where a court of competent jurisdiction shall have determined that, notwithstanding the Parties’ intention for specific performance to be the applicable remedy prior to termination or the Closing, such specific performance is not available or otherwise will not be granted as a remedy.
(b)
The Parties further agree that (i) by seeking the remedies provided for in this Section 11.7, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, including monetary damages, subject to the terms hereof, (ii) nothing contained in this Section 11.7 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 11.7 before exercising any termination right under Section 10.1 (and pursuing damages after such termination), nor shall the commencement of any Action pursuant to this Section 11.7 or anything contained in this Section 11.7 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Section 10.1 or to pursue any other remedies under this Agreement that may be available then or thereafter and (iii) no Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.7, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
(c)
To the extent either party hereto brings any Action to enforce specifically the performance of the terms and provisions of this Agreement in accordance with this Section 11.7, the Outside Date shall automatically be extended by (i) the amount of time during which such Action is pending, plus twenty (20) Business Days, or (ii) such other time period established by the court presiding over such Action.
11.8
WAIVER OF JURY TRIAL. THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING IN ANY COURT RELATING TO ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT (INCLUDING ANY SCHEDULE OR EXHIBIT HERETO AND THERETO) OR THE BREACH, TERMINATION OR VALIDITY OF SUCH AGREEMENTS OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF SUCH AGREEMENTS. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 11.8. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 11.8 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.
11.9
Severability. If any provision of this Agreement or any Transaction Document, or the application of any such provision to any Person or circumstance, shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.
11.10
Counterparts. This Agreement may be executed in two or more counterparts (including by electronic or .pdf transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of any signature page by facsimile, electronic or .pdf transmission shall be binding to the same extent as an original signature page.
11.11
Disclosure Schedules. The Company Disclosure Schedule, the SpinCo Disclosure Schedule and the Parent Disclosure Schedule (each, a “Disclosure Schedule” and, collectively, the “Disclosure Schedules”) (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Schedule, SpinCo Disclosure Schedule and Parent Disclosure Schedule (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Certain information set forth in the Disclosure Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement.

The disclosure of any information in any Disclosure Schedule shall not be deemed to constitute in itself an acknowledgment that such information is required to be disclosed in connection with this Agreement, nor shall such information be deemed to establish a standard of materiality.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Amended and Restated Agreement and Plan of Merger and Reorganization to be duly executed by their respective authorized officers as of the day and year first above written.

PARENT:

FLYEXCLUSIVE, INC.

By: /s/ Thomas James Segrave, Jr.

Name: Thomas James Segrave, Jr.

Title: Chief Executive Officer

MERGER SUB:

FLYX MERGER SUB, INC.

By: /s/ Thomas James Segrave, Jr.

Name: Thomas James Segrave, Jr.

Title: Chief Executive Officer

IN WITNESS WHEREOF, the Parties have caused this Amended and Restated Agreement and Plan of Merger and Reorganization to be duly executed by their respective authorized officers as of the day and year first above written.

COMPANY:

JET.AI INC.

By:/s/ Michael Winston

Name: Michael Winston

Title: Executive Chairman

SPINCO:

JET.AI SPINCO, INC.

By:/s/ Michael Winston

Name: Michael Winston

Title: Executive Chairman

ANNEX A

Defined Terms

Terms with initial capitalized letters used in the Agreement to which this Annex A is attached will have the following respective meanings, and all references to Sections, Schedules or Annexes in the following definitions will refer to Sections, Schedules or Annexes of or to such Agreement:

“Action” means any claim, action, suit, litigation, arbitration, mediation, inquiry, investigation or other proceeding, in each case, by any Person or Governmental Authority, in each case, before, heard by or otherwise involving any Governmental Authority.

“Actual Fraud” means, with respect to a Party, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV, Article V or Article VI (as applicable); provided, that such actual and intentional fraud shall only be deemed to exist if the applicable representations and warranties were, to the Knowledge of the Company or SpinCo, in the case of Article IV or Article V, or to the Knowledge of Parent, in the case of Article VI, actually breached when made.

“Additional Merger Consideration Shares” has the meaning set forth in Section 3.3(e).

“Adverse Determination” means a determination by the board of directors of Parent that the Transactions are not in the best interests of the stockholders of Parent.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person, through one or more intermediaries or otherwise. For the avoidance of doubt, following the Effective Time, Affiliates of Parent shall include the SpinCo.

“Agreement” means this Amended and Restated Agreement and Plan of Merger and Reorganization, including all Annexes, Exhibits and Schedules hereto, as it may be amended, restated, modified or supplemented from time to time in accordance with its terms.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Premium Percentage” means (i) 110%, if Net Cash (as adjusted by the Adjustment Amount, as applicable) is less than or equal to $11,999.999.99; (ii) 115%, if Net Cash is equal to or greater than $12,000,000.00, but less than or equal to $14,624,999.99; (iii) 117.5%, if Net Cash is equal to or greater than $14,625,000.00, but less than or equal to $17,249,999.99, and (iv) 120%, if Net Cash is equal to or greater than $17,250,000.00.

“Balance Sheet Date” has the meaning set forth in Section 5.8(a).

“Benefit Plan” means any pension, retirement, profit-sharing, deferred compensation, stock option, equity incentive, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control, or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other benefit or compensation plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of Employee Retirement Income Security Act of 1974, as amended (whether or not subject thereto), and any other plan, fund, policy, program, practice or arrangement providing compensation or other benefits, in each case, (i) that is maintained by a professional employer organization for the benefit of current or former employees of SpinCo, (ii) that is sponsored, maintained, contributed to, required to be contributed to or participated in by SpinCo or to which SpinCo is a party or (iii) under or with respect to which SpinCo has any current or contingent liability or obligation.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banking institutions in New York, New York are authorized or obligated by Law to be closed.

“Cash” means all cash and cash equivalents of the Company as of 11:59 p.m. on the date of the Effective Time, as computed in accordance with GAAP, other than restricted cash. For the avoidance of doubt, Cash will be calculated net of issued but uncleared checks and drafts and inclusive of deposits in transit.

“Closing Date Exchange Ratio” means an amount equal to the quotient of (i) the Closing Date Merger Consideration Shares, divided by (ii) the total amount of shares of SpinCo Common Stock issued and outstanding on a fully-diluted basis as of the day immediately prior to the Effective Date.

“Closing Date Merger Consideration Shares” means a number of shares of Parent Common Stock equal to the difference of (i) the Merger Consideration Shares minus (ii) the Reserve Shares.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Adverse Recommendation Change” means the company Board: (i) failing to make, withdrawing, amending, modifying, or materially qualifying, in a manner adverse to Parent, its recommendation that the stockholders of the Company vote in favor of adoption of the Transactions contemplated this Agreement and the Transaction Documents; (b) recommending a Takeover Proposal; (c) failing to recommend against acceptance of any tender offer or exchange offer for the shares of Company Common Stock within ten (10) Business Days after the commencement of such offer; or (d) resolving or agreeing to take any of the foregoing actions.

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Disclosure Schedule” means the Disclosure Schedule delivered by the Company to Parent on the date hereof and identified as such.

“Company Material Adverse Effect” means any Effect that has, or would reasonably be expected to, individually or in the aggregate, materially impair, materially delay or otherwise have a material adverse effect on the ability of the Company to perform its obligations hereunder or under the other Transaction Documents or to consummate the Transactions, including the Separation and the Distribution, or prevent it from performing such obligations or consummating such Transactions.

“Company SEC Documents” means all forms, reports, Schedules, statements and other documents required to be filed or furnished by the Company or SpinCo with the SEC since January 1, 2022.

“Company Shareholder Approval” means the approval of the Transactions contemplated hereunder, including the Merger and the Separation and Distribution, by an affirmative vote of the number of holders of Company Common Stock required to approve such Transactions under applicable Law and the Governing Documents of the Company.

“Consent” means any consent, clearance, expiration or termination of a waiting period, approval, exemption, waiver, authorization, filing, registration or notification.

“Contract” means any legally binding contract, agreement, understanding, arrangement, loan or credit agreement, note, bond, indenture, lease, warranty, purchase order, sublicense or license or other instrument.

“DGCL” means Delaware General Corporation Law, as amended.

“Distribution Date” has the meaning set forth in the Separation and Distribution Agreement.

“Distribution Time” has the meaning set forth in the Separation and Distribution Agreement.

“Effect” means any change, event, development, condition, occurrence or effect.

“Entity” means any Person that is a legal entity; provided, that when used in reference to Parent or SpinCo, “Entity” means Parent or SpinCo, in each case together with its respective Subsidiaries, taken as a whole.

“Environmental Laws” means any Law relating to pollution or protection of the environment, natural resources, or human health and safety (to the extent related to exposure to Hazardous Materials or hazardous conditions).

“Exchange Act” means the Securities Exchange Act of 1934, as amended..

“Fundamental Representation” means any representation or warrant set forth in Section 4.1 (Organization of the Company), Section 4.2 (Due Authorization), Section 4.6 (Brokers’ Fees), Section 4.9 (Tax Matters), Section 5.1 (Organization of SpinCo), Section 5.2 (Due Authorization), Section 5.12 (Tax Matters), and Section 5.19 (Brokers’ Fees).

“GAAP” means generally accepted accounting principles in the United States.

“Governing Documents” means, with respect to any Person, its certificate of incorporation and bylaws, operating or limited liability company agreement, limited partnership agreement, memorandum and articles of association or similar Governing documents, in each case, as amended.

“Governmental Authority” means any federal, state, local, transnational, supranational or foreign government, any Person exercising executive, legislative, judicial, regulatory or administrative function of or pertaining to government or Law, including any regulatory, self-regulatory or quasi-regulatory authority, agency, commission, body, department or other instrumentality, and any court, arbitral body or tribunal of competent jurisdiction.

“Government Official” means any officer or employee of a Governmental Authority or any department, agency, or instrumentality thereof, including any political subdivision thereof or any corporation or other Person owned or controlled in whole or in part by any Governmental Authority or any sovereign wealth fund, or of a public international organization, or any Person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization, or any political party, party official, or candidate thereof.

“Hazardous Material” means any toxic, reactive, corrosive, ignitable or flammable chemical or chemical compound, or hazardous or toxic substance, material or waste, or any pollutant or contaminant, whether solid, liquid or gas, or any other substance, material or waste that is subject to regulation, control or remediation or for which liability or standards of care are imposed under any Environmental Law, including petroleum (including crude oil or any fraction thereof), radon, asbestos, radioactive materials, per- and polyfluoroalkyl substances and polychlorinated biphenyls.

“Initial Purchase Price” means an amount equal to the product of (i) the Applicable Premium Percentage, multiplied by (ii) Estimated Net Cash.

“Intellectual Property” means all U.S. and foreign rights, title and interest (whether statutory, common law or otherwise) in or relating to any intellectual property, including all: (i) trademarks, trade dress, service marks, certification marks, logos, slogans, design rights, names, corporate names, trade names, brand names and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, and all applications, registrations, renewals and extensions of any of the foregoing (collectively, “Trademarks”); (ii) patents and patent applications, and all related national or international counterparts thereto, including any divisionals, continuations, continuations-in-part, reissues, reexaminations, substitutions provisionals, renewals, extensions, patents of addition, supplementary protection certificates, utility models, inventors’ certificates, or the like, and any foreign equivalents of any of the foregoing (including certificates of invention and any applications therefor) and all rights to claim priority from any of the foregoing (collectively, “Patents”); (iii) copyrights and copyrightable subject matter, whether or not registered or published, and all applications, registrations, reversions, extensions and renewals of any of the foregoing, and all moral rights, however denominated; (iv) trade secrets, and all other confidential or proprietary information, ideas, technology, Software, compositions, discoveries, improvements, know-how, inventions, designs, processes, techniques, formulae, models, and methodologies, in each case, whether or not patentable or copyrightable, but excluding issued Patents (collectively, “Know-How,” and trade secrets together with confidential Know-How, “Trade Secrets”); (v) Internet domain names and social media accounts and addresses, and all registrations for any of the foregoing (collectively, “Domain Names”); and (vi) rights and remedies with respect to any past, present, or future infringement, misappropriation, or other violation of any of the foregoing in clauses (i) through (v).

“Interests” means shares, partnership interests, limited liability company interests or any other equity interest in any Person.

“IRS” means the United States Internal Revenue Service.

“IT Assets” means all information technology, Software, computers, computer systems, communication systems, telecommunications equipment, databases, internet protocol addresses, data rights and documentation, reference, resource and training materials relating to any of the foregoing, and all Contracts (including Contract rights) relating to any of the foregoing (including Software license agreements, source code escrow agreements, support and maintenance agreements, electronic database access contracts, Domain Name registration agreements, website hosting agreements, Software or website development agreements, outsourcing agreements, service provider agreements, interconnection agreements, governmental permits, radio licenses and telecommunications agreements).

“Jet.AI Retained Business” has the meaning given to such term in the Separation and Distribution Agreement.

“Jet.AI Retained Liabilities” has the meaning given to such term in the Separation and Distribution Agreement.

“Knowledge” means (a) with respect to the Company, the actual knowledge of the persons set forth in Section 1.1(a) of the Company Disclosure Schedule, after reasonable investigation, (b) with respect to SpinCo, the knowledge of the persons set forth in Section 1.1(a) of the SpinCo Disclosure Schedule, after reasonable investigation and (c) with respect to Parent, the actual knowledge of the persons set forth in Section 1.1(a) of the Parent Disclosure Schedule, after reasonable investigation.

“Law” means, with respect to any Person, any law, statute, code, ordinance, order, decree, award, directive, judgment, ruling, rule, regulation or similar requirement issued, promulgated, enforced or enacted by or under the authority of a Governmental Authority that is binding upon or applicable to such Person.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether direct or indirect, and whether due or to become due).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, encroachment, license, option, right of first refusal, security interest or other lien or restriction of any kind.

“Losses” means any and all Liabilities, claims, losses, damages, costs, expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses).

“Merger Consideration Shares” means a number of shares of Parent Common Stock equal to the quotient of (i) the Initial Purchase Price, divided by (ii) Parent Trading Price.

“Net Cash” means, without double counting, (i) all assets of SpinCo, as of the Measurement Time, including Cash, accounts receivable, other current assets, right-of-use lease assets and deposits (including but not limited to the Textron Deposit, security deposits and collateral related to the SpinCo Assets), net of (ii) SpinCo liabilities, including SpinCo Payables, SpinCo Transaction Expenses, accrued liabilities, deferred revenue, current operating lease liability and lease liability, net of current portion.

“Parent Common Stock” means the Class A common stock, par value $0.0001 per share, of Parent.

“Parent Disclosure Schedule” means the Disclosure Schedule delivered by Parent to the Company and SpinCo on the date hereof and identified as such.

“Parent Expenses” has the meaning set forth in Section 10.3.

“Parent Indemnitees” means Parent, the Surviving Corporation, and their respective Affiliates.

“Parent Material Adverse Effect” means any Effect that has, or would reasonably be expected to, individually or in the aggregate, materially impair, materially delay or otherwise have a material adverse effect on the ability of Parent to perform its obligations hereunder or under the other Transaction Documents or to consummate the Transactions, or prevent it from performing such obligations or consummating such Transactions.

“Parent SEC Documents” means all forms, reports, schedules, statements and other documents required to be filed or furnished by Parent with the SEC since December 27, 2023.

“Parent Share Issuance” means the issuance of shares of Parent Common Stock pursuant to the Merger.

“Parent Subsidiaries” means all direct and indirect Subsidiaries of Parent. For the avoidance of doubt, following the Effective Time, the Parent Subsidiaries shall include SpinCo.

“Parent Trading Price” means the share price equal to the volume weighted average closing sale price of one share of Parent Common Stock as reported on NYSE American for a period of 30 consecutive trading days ending on the trading day three trading days prior to the day of the Effective Date (as adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into Parent Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to Parent Common Stock).

“Patent” has the meaning set forth in the definition of “Intellectual Property.”

“Permits” means licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities.

“Permitted Liens” means (a) Liens in respect of liabilities shown or reflected in the balance sheets included in the Financial Statements, and (b) Liens arising by operation of Law for Taxes or other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings or for which adequate reserves are maintained in the Financial Statements as of the Closing Date.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other organization or entity of any kind.

“Personal Information” means all information in any form or media that identifies or could be used to identify an individual person (including any current, prospective, or former customer, end user or employee), in addition to any definition for “personal information” or any similar term provided by applicable Law or by the Company or SpinCo in any of its privacy policies, notices or contracts (e.g., “personal data,” “personally identifiable information” or “PII”).

“Pre-Closing Tax” means any Tax for a Tax Period or portion thereof ending on or before the date of the Effective Time, including the portion of any Straddle Period through the end of the day of the date of the Effective Time.

“Pre-Closing Tax Period” means any Tax Period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period through the end of the Closing Date.

“Privacy Laws” means applicable Laws, and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical or administrative), disposal, destruction, disclosure or transfer (including cross-border) of any Personal Information, including the Federal Trade Commission Act, California Consumer Privacy Act (CCPA), Payment Card Industry Data Security Standard (PCI-DSS), EU General Data Protection Regulation (GDPR), any and all applicable Laws relating to breach notification and the use of Personal Information for marketing purposes.

“Privacy Requirements” means all applicable Privacy Laws and all of the Company’s and SpinCo’s policies, notices, and contractual obligations relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information.

“Proxy Statement” means the proxy statement to be mailed to the shareholders of the Company relating to the Company Shareholders Meeting, including any amendments or supplements thereto.

“Purchase Price” means an amount equal to the product of (i) the Applicable Premium Percentage, multiplied by (ii) Net Cash.

“Purchase Price Adjustment Threshold” means $50,000.

“Record Date” means 5:00 p.m. Eastern time on the date determined by the Company Board as the record date for determining stockholders of the Company entitled to receive shares of SpinCo Common Stock in the Distribution.

“Registration Statement” means the registration statement on Form S-4 to be filed by Parent with the SEC (as amended and supplemented from time to time) to effect the registration under the Securities Act of the issuance of the shares of Parent Common Stock that will be issued to SpinCo Holders as Merger Consideration Shares pursuant to the Merger, as well as Parent’s reasonable estimate of the full number shares of Parent Common Stock that might be issued to SpinCo Holders as Additional Merger Consideration Shares pursuant to Section 3.3(e).

“Regulatory Authority” means the FAA or any other comparable Governmental Authority.

“Regulatory Authorizations” means any approvals, clearances, authorizations, registrations, certifications, licenses, exemptions and permits granted by any Regulatory Authority.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, depositing, escaping, leaching, disposing or dumping into the environment.

“Representative” means, with respect to any Person, such Person’s directors, managers, members, officers, employees, agents, partners, attorneys, financial advisors, financing sources, consultants, advisors or other Persons acting on behalf of such Person.

“Requisite Regulatory Approvals” means all regulatory authorizations, consents, clearances, orders, approvals or expirations of applicable waiting periods set forth on Section 1.1-A of the Parent Disclosure Schedule.

“Reserve Exchange Ratio” means an amount equal to the quotient of (i) the Reserve Shares, divided by (ii) the total amount of shares of SpinCo Common Stock issued and outstanding on a fully-diluted basis as of the day immediately prior to the Effective Date.

“Reserve Shares” means a number of shares of Parent Common Stock equal to the product of (i) the Merger Consideration Shares, multiplied by (ii) 0.20, rounded up to the nearest whole share.

“Reserve Shares Value” means the aggregate value of the Reserve Shares based on the Parent Trading Price.

“Securities Act” means the Securities Act of 1933, as amended.

“Separation and Distribution Agreement” means that Separation and Distribution Agreement, dated as of the date hereof, by and among the Company, Parent and SpinCo, attached as Exhibit A to this Agreement.

“Software” means all: (i) computer programs, including all software implementations of algorithms, models and methodologies, whether in source code, object code, human readable form or other form; (ii) databases and compilations, including all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons, icons, web content and links; and (iv) documentation relating to any of the foregoing, including user manuals and other training documentation.

“SpinCo Affiliate Contract” means any Contract, whether or not in writing, (a) between SpinCo, on the one hand, and any present or former officer or director of SpinCo or “immediate family member” thereof (as defined in Rule 16a-1 under the Exchange Act), on the other hand, or (b) between SpinCo, on the one hand, and the Company and/or any of its Subsidiaries (other than SpinCo), on the other hand.

“SpinCo Assets” has the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Business” has the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Common Stock” means the common stock, par value $0.001 per share, of SpinCo.

“SpinCo Contract” has the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Datasite” means the datasite established by the Company for purposes of due diligence of SpinCo and the SpinCo Business.

“SpinCo Disclosure Schedule” means the Disclosure Schedule delivered by the Company and SpinCo to Parent on the date hereof and identified as such.

“SpinCo Holder” means each holder of shares of SpinCo Common Stock as of immediately prior to the Effective Time.

“SpinCo IT Systems” means all IT Assets owned, leased or used by or on behalf of (i) as of the date hereof, the Company or any of its Subsidiaries with respect to the SpinCo Business, and (ii) as of the Separation, SpinCo, including, in each case, all IT Assets included in the SpinCo Assets.

“SpinCo Licensed Intellectual Property” means all Intellectual Property licensed from a third party pursuant to a written Contract to, (a) as of the date hereof, the Company or any of its Subsidiaries with respect to the SpinCo Business, and (b) as of the Separation, SpinCo, that, in each case of clauses (a) and (b), is used, practiced or held for use or practice by or on behalf of (i) as of the date hereof, the Company or any of its Subsidiaries with respect to the SpinCo Business, and (ii) as of the Separation, SpinCo.

“SpinCo Material Adverse Effect” means any Effect that has, or would reasonably be expected to, individually or in the aggregate, materially impair, materially delay or otherwise have a material adverse effect on the ability of SpinCo to perform its obligations hereunder or under the other Transaction Documents or to consummate the Transactions, including the Separation and the Distribution, or prevent it from performing such obligations or consummating such Transactions.

“SpinCo Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by SpinCo as of the Separation, including the SpinCo Intellectual Property (as defined in the Separation and Distribution Agreement).

“SpinCo Payables” means all accrued costs or payables of SpinCo as of the Measurement Time, excluding payments related to the Jet.AI Retained Business. “SpinCo Payables” includes the Card Fee Balance, as of the Measurement Time, of each Jet Card Agreement included among the SpinCo Assets.

“SpinCo Transaction Expenses” means the aggregate amount of all (a) out-of-pocket expenses and fees incurred by SpinCo in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby, including all brokers’ or finders’ fees and fees and expenses of counsel, investment bankers, accountants and other advisers, (b) any change-in-control, transaction bonus, retention, severance or other similar payments to any current or former employee, consultant, manager, trustee, independent contractor, officer, or director of the SpinCo arising from or incurred in connection with this Agreement or the transactions contemplated hereby, (c) the employer portion of any Taxes arising from or incurred in connection with the payments described in clause (b) or otherwise payable with respect to or in connection with the consummation of the transactions contemplated hereby, and (d) all obligations of the type referred to in clauses (a) through (c) of any Person for the payment of which SpinCo is responsible or liable, directly or indirectly.

“Subsidiary” means, with respect to any Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or Interests that by their terms have ordinary voting power to elect a majority of the board of directors or other similar body is owned or controlled, directly or indirectly, by such Person, or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member or holds a similar role.

“Superior Proposal” means a bona fide written Takeover Proposal (except that, for purposes of this definition, each reference in the definition of “Takeover Proposal” to “15%” shall be “50%”) that the Company Board determines in good faith is more favorable from a financial point of view to the holders of Company Common Stock than the transactions contemplated by this Agreement and is reasonably likely to be consummated in accordance with its terms, taking into account the terms and conditions and prospects for completion of such Takeover Proposal and of this Agreement (including any revisions to the terms of this Agreement and the Merger proposed by Parent during the Superior Proposal Notice Period set forth in Section 7.10(d)).

“Surplus” means the amount, if any, by which the Purchase Price exceeds the Initial Purchase Price.

“Takeover Proposal” means a bona fide written proposal or offer by any Person or group (other than Parent and its Subsidiaries, including Merger Sub), relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement), involving any: (a) direct or indirect acquisition of assets of the Company or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 15% or more of the fair market value of the Company’s and its Subsidiaries’ consolidated assets or to which 15% or more of the Company’s and its Subsidiaries’ net revenues or net income on a consolidated basis are attributable; (b) direct or indirect acquisition of 15% or more of the voting equity interests of the Company or any of its Subsidiaries whose business constitutes 15% or more of the consolidated net revenues, net income, or assets of the Company and its Subsidiaries, taken as a whole; (c) tender offer or exchange offer that if consummated would result in any Person or group (as defined in Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 15% or more of the voting power of the Company; or (d) merger, consolidation, other business combination, or similar transaction involving the Company or any of its Subsidiaries, pursuant to which such Person or group (as defined in Section 13(d) of the Exchange Act) would own 15% or more of the consolidated net revenues, net income, or assets of the Company, and its Subsidiaries, taken as a whole.

“Tax” or “Taxes” mean (a) any and all taxes, charges, fees, duties, levies, imposts or other assessments, including federal, state, local, or municipal, or non-U.S. income, gross receipts, capital stock, net proceeds, ad valorem, turnover, commercial activity, real, personal and other property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall or other profits, unitary, severance, withholding, unemployment, Social Security, estimated, alternative minimum, add-on minimum, real property gains, registration, unclaimed property or abandoned property or escheat, natural resources, net investment income, environmental, customs, duties, disability, payroll, license, employee, premium, intangible, recording, proceeds, goods and services, healthcare, branch, capital gains, capital, net worth, production, employer health, government pension plan premiums and contributions, workers’ compensation premiums, employment/unemployment insurance or compensation premiums and contributions, or other tax, duty, charge, fee, levy, imposts or other governmental charge or assessment in the nature of a tax (including the recapture, cancellation or clawback of any tax items such as investment tax credits or credits or payments in respect of claims for relief from Tax in relation to research and development expenditure) or deficiencies thereof, including any interest, penalties or additions to tax related thereto imposed by any Governmental Authority, in each case whether disputed or not, and (b) any Liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing agreement or group payment arrangement, or as a result of being liable for another Person’s taxes as a transferee or successor, by contract or otherwise.

“Tax Period” or “Taxable Period” means any period prescribed by any Governmental Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

“Tax Return” means any report, declaration, return, information return, claim for refund, estimate, declaration, statement, election, or other document filed or required to be filed with any Governmental Authority or submitted to another Person in connection with the determination, assessment, deposit, or collection of any Tax or the administration of any Laws related to any Tax, and including any related or supporting schedules, attachments, appendices, addenda, or amendments thereof.

“Trade Secret” has the meaning set forth in definition of “Intellectual Property”.

“Trademark” has the meaning set forth in definition of “Intellectual Property”.

“Transaction Documents” means the Separation and Distribution Agreement and Support Agreements, in each case, including all annexes, Exhibits, Schedules, attachments and appendices thereto, and any certificate or other instrument delivered by any Party to any other Party pursuant to this Agreement or any of the foregoing.

“Transaction Process” means all matters relating to the separation, disposition or sale of the SpinCo Business and the review of strategic alternatives with respect to the SpinCo Business (including the potential spin-off of the SpinCo Business), including matters relating to (a) the solicitation of proposals from and negotiations with third parties in connection with the disposition or sale of the SpinCo Business or SpinCo Assets or (b) the drafting, negotiation or interpretation of any of the provisions of this Agreement or the other Transaction Documents, or the determination of the allocation of any assets or Liabilities pursuant to the foregoing agreements or the transactions contemplated thereby.

“Transactions” means the Separation, the Distribution, the Merger and the other transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the final or temporary regulations promulgated by the U.S. Treasury Department under the Code.

“U.S.” or “United States” means and refers to the United States of America.

“Willful Breach” means, with respect to any obligation, covenant or agreement of a Party in this Agreement, any material breach of or material failure to perform such obligation, covenant or agreement that such Party intentionally takes (or intentionally fails to take or perform) with actual knowledge that such action or omission or failure to perform would, or would reasonably be expected to, cause or result in a material breach of this Agreement.

Cross References. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Aircraft	Section 5.23(b)

Term	Section
Aviation Laws	Section 5.23(a)
Certificate of Merger	Section 2.3(e)
Chosen Courts	Section 11.1
Claimant	Section 9.3(a)
Closing	Section 2.2
Closing Date	Section 2.2
Closing Date Per Share Merger Consideration	Section 3.1(a)(i)
Conditions	Section 9.3(c)(i)
Company	Preamble
Company Acquisition Agreement	Section 7.10(a)
Company Board	Recitals
DGCL	Recitals
Distribution	Recitals
Distribution Documents	Section 5.20
DOT	Section 5.23(a)
Effective Time	Section 2.3(e)
Equity Adjustment	Section 3.1(a)(iv)
Estimated Net Cash	Section 2.3(c)
Estimated Net Cash Statement	Section 2.3(c)
Exchange Agent	Section 3.2(b)
Exchange Agent Agreement	Section 3.2(b)
Exchange Fund	Section 3.2(b)
FAA	Section 5.23(a)
Interim Financing Agreement	Section 8.2(f)
Interim Financing Investor	Section 8.2(f)
Interim Period	Section 7.1
Ionic	Section 4.7(d)
Ionic Agreement	Section 4.7(d)
Measurement Time	Section 2.3(c)
Merger	Recitals
Merger Sub	Preamble
Merger Sub Common Stock	Section 3.1(a)(v)
Outside Date	Section 10.1(b)
Parent	Preamble
Parent Expenses Reimbursement Amount	Section 10.3(a)
Parent SEC Filings	Section 6.8
Parent Securities	Section 6.3(a)
Parent Termination Fee	Section 10.3(b)
Party and Parties	Preamble
Per Share Merger Consideration	Section 3.1(a)(i)
Remedies Exception	Section 4.2
Reserve Per Share Merger Consideration	Section 3.1(a)(i)
Separation	Recitals
SpinCo	Preamble
SpinCo Material Contracts	Section 5.14(a)
SpinCo Registered Intellectual Property	Section 5.16(a)
SpinCo Shareholder Approval	Section 5.21
Stockholder Support Agreement	Recitals
Superior Proposal Notice Period	Section 7.10(d)
Surviving Corporation	Section 2.1

Term	Section
Third-Party Claim	Section 9.3(a)
Unpaid Transaction Expenses	Section 2.3(d)

Exhibit A

Separation and Distribution Agreement

See attached.